HECO Exhibit 10.3

EXECUTION COPY

CREDIT AGREEMENT

dated as of May 7, 2010

among

HAWAIIAN ELECTRIC COMPANY, INC.,
as Borrower

The Lenders Party Hereto

and

BANK OF HAWAII,
as Co-Syndication Agent

and

U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agent

and

BANK OF AMERICA, N.A.,
as Co-Documentation Agent

and

UNION BANK, N.A.,
as Co-Documentation Agent

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Issuing Bank

J.P. MORGAN SECURITIES INC.,
as Sole Lead Arranger and Sole Book Runner

i

ii

Section 10.13	Interest Rate Limitation	61
Section 10.14	No Third Parties Benefited	62
Section 10.15	USA PATRIOT Act Notice	62
Section 10.16	No Fiduciary Duty	62

SCHEDULES:

Schedule 1.01	Consolidated Capitalization

Schedule 1.01	Consolidated Funded Debt

Schedule 1.01	Consolidated Subsidiary Funded Debt

Schedule 2.01	Commitments

Schedule 4.12	Subsidiaries

Schedule 7.01	Existing Liens

Schedule 7.03	Existing Restrictions

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance

Exhibit B-1	Form of Opinion of Jenner & Block LLP

Exhibit B-2	Form of Opinion of Susan A. Li, Vice President-General Counsel of the Borrower

Exhibit C	Form of Note

Exhibit D	Form of Borrowing Request

Exhibit E	Form of Letter of Credit Request

Exhibit F	Form of Increase Request

Exhibit G	Form of Interest Election Request

iii

CREDIT AGREEMENT, dated as of May 7, 2010 (this “Agreement”), among HAWAIIAN ELECTRIC COMPANY, INC., as Borrower, the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank.

The parties hereto agree as follows:

ARTICLE 1.           DEFINITIONS

Section 1.01           Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“ABR Loan” or “ABR Borrowing”, when used in reference to any Revolving Loan or Borrowing, refers to such Revolving Loan, or the Revolving Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, or any successor thereto in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Credit Exposure” means, at any time, the sum at such time of (a) the outstanding principal balance of the Revolving Loans of all Lenders and (b) the Aggregate Letter of Credit Exposure.

“Aggregate Letter of Credit Commitments” means, at any time, the sum at such time of the Letter of Credit Commitments of all Lenders.

“Aggregate Letter of Credit Exposure” means, at any time, the sum at such time of the Letter of Credit Exposure of all of the Lenders.

“Aggregate Revolving Commitments” means, at any time, the sum at such time of the Revolving Commitments of all Lenders.  The initial amount of the Aggregate Revolving Commitments is $175,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of Federal Funds Rate in effect on such day plus 1/2 of 1% per annum and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the

Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBO Rate, respectively.

“Applicable Margin” means with respect to: (a) any Eurodollar Borrowings and any Letters of Credit, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading “Eurodollar Margin” and adjacent to such Pricing Level, (b) any ABR Borrowings, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading “ABR Margin” and adjacent to such Pricing Level and (c) with respect to the commitment fee payable under Section 3.03(a), at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading “Commitment Fee Rate” and adjacent to such Pricing Level, in each case, subject to the provisos set forth below:

Pricing Level	Issuer Ratings (S&P/Moody’s)	Commitment Fee Rate	Eurodollar Margin	ABR Margin
I	(A-/A3) or higher	0.25%	1.75%	0.75%
II	(BBB+/Baa1)	0.30%	2.00%	1.00%
III	(BBB/Baa2)	0.40%	2.25%	1.25%
IV	(BBB-/Baa3)	0.45%	2.50%	1.50%
V	(BB+/Ba1) or lower	0.50%	3.00%	2.00%

If the applicable Issuer Ratings by S&P and Moody’s are split-rated (i) by one rating category, the Pricing Level shall be determined by the higher of the two (e.g., an Issuer Rating of BBB-/Baa2 results in Pricing Level III) and (ii) by more than one rating category, the Pricing Level shall be determined by the level one below the higher rating by either S&P or Moody’s (e.g., an Issuer Rating of BBB-/Baa1 results in Pricing Level III and an Issuer Rating of BBB+/Baa3 results in Pricing Level III). Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of S&P or Moody’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (in consultation with the Lenders) shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitments; provided that, in the case of Section 2.12 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitments) represented by such Lender’s Commitments.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of such determination.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) such Lender or (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of each party whose consent is required by Section 10.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to (but excluding) the Commitment Termination Date.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Hawaiian Electric Company, Inc., a Hawaii corporation.

“Borrowing” means Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in substantially the form annexed hereto as Exhibit D.

“Business Day” means any day other than a Saturday, Sunday or a day when banks are authorized by law to close in New York, New York or Honolulu, Hawaii or, when used with reference to a Eurodollar Loan, in London, England.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, provided however, no power purchase agreement with an independent power producer or a power producer which is not an Affiliate of the Borrower shall constitute a Capital Lease Obligation.

“Change in Control” means the Borrower is not a wholly-owned subsidiary of HEI.

“Change in Law” means the occurrence after the Effective Date of (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority, or (c) the making of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority requiring compliance by any Credit Party (or, for purposes of Section 3.05(b), by any lending office of such Credit Party or by such Credit Party’s holding company, if any).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitments” means the Revolving Commitments and the Letter of Credit Commitments.

“Commitment Percentage” means, as to any Lender in respect of such Lender’s Commitments and its obligations with respect to Revolving Loans and Letters of Credit, the percentage equal to such Lender’s Revolving Commitment and Letter of Credit Commitment divided by the total of all Lenders’ Revolving Commitments and Letter of Credit Commitments

(or, if no Commitments then exist, the percentage equal to such Lender’s Revolving Commitment and Letter of Credit Commitment on the last day upon which Commitments did exist divided by the total of all Lenders’ Revolving Commitments and Letter of Credit Commitments, on such day).

“Commitment Termination Date” means the earliest of (a) May 6, 2011, subject to automatic extension to the date, and upon the satisfaction of the conditions, set forth in Section 2.05(a), (b) the date on which the Commitments are terminated in whole pursuant to Section 2.05 and (c) the date the Commitments are terminated in whole pursuant to Article 8.

“Common Stock Equity” means, at any date of determination with respect to the Borrower on a non-consolidated basis, the sum of (a) common stock, (b) premium and/or expenses on common stock and preferred stock, (c) additional paid-in capital, and (d) retained earnings, excluding Accumulated Other Comprehensive Income or Loss (AOCI) as defined by GAAP, as such definitions now exist and as they may hereafter be amended but subject to Section 1.03 except with respect to matters affecting AOCI, and excluding adjustments made directly to stockholders’ equity as a result of any future issued accounting standards, adopted by the Borrower, that will require adjustments directly to stockholders’ equity.

“Consolidated Capitalization” means, at any date of determination with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Funded Debt, (b) preferred stock of the Borrower and its Subsidiaries and (c) Consolidated Common Stock Equity.  The Borrower’s Consolidated Capitalization as of December 31, 2009 is annexed hereto as Schedule 1.01 (Consolidated Capitalization); for the avoidance of doubt, such Schedule is attached hereto for illustrative purposes only and is not intended to be a calculation of Consolidated Capitalization on or for any subsequent date of determination.

“Consolidated Capitalization Ratio” means, at any date of determination, the ratio of (a) Consolidated Common Stock Equity to (b) Consolidated Capitalization.

“Consolidated Common Stock Equity” means, at any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) common stock, (b) premium and/or expenses on common stock and preferred stock, (c) additional paid-in capital, and(d) retained earnings, excluding Accumulated Other Comprehensive Income or Loss (AOCI) as defined by GAAP, as such definitions now exist and as they may hereafter be amended but subject to Section 1.03 except with respect to matters affecting AOCI, and excluding  adjustments made directly to stockholders’ equity as a result of any future issued accounting standards, adopted by the Borrower, that will require adjustments directly to stockholders’ equity.

“Consolidated Funded Debt” means, at any date of determination with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) net long-term debt, defined as the portion of outstanding bonds, debentures and similar debt obligations (including Capital Lease Obligations, Purchase Money Indebtedness and Indebtedness under this Agreement), net of cash collateral or other funds on deposit with trustees and unamortized discounts in respect of such bonds, debentures and obligations, that is due one year or more from the date of the relevant balance sheet on which such debt is included, (b) net long-term debt (as so defined) due within one year, defined as the portion of outstanding bonds and debentures and similar debt obligations (including Capital Lease Obligations, Purchase Money Indebtedness and Indebtedness under this Agreement) that is due within one year from the date of the relevant balance sheet on which such long-term debt is included and (c) short-term borrowings, including Purchase Money Indebtedness, as included on and defined in the relevant balance sheet; provided, however, no Indebtedness of independent power producers, or other power producers which are not Affiliates of the Borrower, included on a balance sheet of the Borrower by reason of the application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810 (formerly referred to as FASB Interpretation No. 46 (revised December 2003)) shall constitute Consolidated Funded Debt. A schedule of Consolidated Funded Debt as of December 31, 2009 is annexed hereto as Schedule 1.01 (Consolidated Funded Debt); for the avoidance of doubt, such Schedule is attached hereto for illustrative purposes only and is not intended to be a calculation of Consolidated Funded Debt on or for any subsequent date of determination.

“Consolidated Subsidiary Capitalization” means, at any date of determination with respect to any Subsidiary of the Borrower on a consolidated basis, the sum of (a) Consolidated Subsidiary Funded Debt, (b) preferred stock of such Subsidiary and (c) Consolidated Subsidiary Common Stock Equity.

“Consolidated Subsidiary Common Stock Equity” means, at any date of determination with respect to any Subsidiary of the Borrower on a consolidated basis, the sum of (a) common stock, (b) premium and/or expenses on common stock and preferred stock, (c) additional paid-in capital, and (d) retained earnings, excluding Accumulated Other Comprehensive Income or Loss (AOCI) as defined by GAAP, as such definitions now exist and as they may hereafter be amended but subject to Section 1.03 except with respect to matters affecting AOCI, and excluding adjustments made directly to stockholders’ equity as a result of any future issued accounting standards, adopted by the Borrower, that will require adjustments directly to stockholders’ equity.

“Consolidated Subsidiary Funded Debt” means, at any date of determination, with respect to any Subsidiary of the Borrower on a consolidated basis, the sum of (a) net long-term debt, defined as the portion of outstanding bonds, debentures and similar debt obligations (including Capital Lease Obligations and Purchase Money Indebtedness), net of funds on deposit with trustees and unamortized discounts in respect of such bonds, debentures and obligations, that is due one year or more from the date of the relevant balance sheet on which such debt is included, (b) net long-term debt (as so defined) due within one year, defined as the portion of outstanding bonds and debentures and similar debt obligations (including Capital Lease Obligations and Purchase Money Indebtedness) that is due within one year from the date of the relevant balance sheet on which such long-term debt is included and (c) short-term borrowings, including Purchase Money Indebtedness, as included on and defined in the relevant balance sheet; provided, however, no Indebtedness of independent power producers, or other power producers which are not Affiliates of the Borrower, included on a balance sheet of the Borrower by reason of the application of Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) 810 (formerly referred to as FASB Interpretation No. 46 (revised December 2003)), shall constitute Consolidated Subsidiary Funded Debt. A schedule of Consolidated Subsidiary Funded Debt as of December 31, 2009 is annexed hereto as Schedule 1.01 (Consolidated Subsidiary Funded Debt); for the avoidance of doubt, such Schedule is attached hereto for illustrative purposes only and is not intended to be a calculation of Consolidated Subsidiary Funded Debt on or for any subsequent date of determination.

“Consolidated Subsidiary Funded Debt to Capitalization Ratio” means, at any date of determination with respect to any Significant Subsidiary of the Borrower, the ratio of (a) such Significant Subsidiary’s Consolidated Subsidiary Funded Debt to (b) its Consolidated Subsidiary Capitalization.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender as of any date, the sum as of such date of (a) the outstanding principal balance of such Lender’s Revolving Loans, plus (b) such Lender’s Letter of Credit Exposure.

“Credit Parties” means the Administrative Agent, the Issuing Bank and the Lenders.

“Current SEC Reports” means (a) the Annual Report of the Borrower to the SEC on Form 10K for the fiscal year ended December 31, 2009 and (b) any current reports of the Borrower to the SEC on Form 8K filed prior to the Effective Date.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Revolving Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder unless such failure to fund is based on such Lender’s good faith determination that the conditions precedent to such funding under this Agreement have not been satisfied or waived and such Lender has notified the Administrative Agent in writing of such determination, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit (provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or has a parent company that has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in each case, by a Governmental Authority or an instrumentality thereof.

“Disclosed Matters” means the matters (a) disclosed in the current and periodic reports filed by the Borrower from time to time with the SEC pursuant to the requirements of the

Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or (b) disclosed by the Borrower to the Lenders (either directly or indirectly through the Administrative Agent) in writing.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

“Eligible Assignee” means (a) a Credit Party; (b) an Affiliate of a Credit Party; (c) an Approved Fund; and (d) any other financial institution approved by (i) the Administrative Agent, (ii) the Issuing Bank and (iii) unless a Default has occurred under Article 8(a), Article 8(h) or Article 8(i), and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that neither the Borrower nor any Subsidiary or Affiliate of the Borrower shall qualify as an Eligible Assignee under this definition.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release into the environment of any Hazardous Material or to health and safety matters concerning Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” shall mean (a) shares of capital stock and any other equity security that confers on a person or entity the right to receive a share of the profits and losses of, or distribution of assets of, the issuing company and (b) all warrants, options or other rights to acquire any Equity Interest described in clause (a) of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated with the Borrower as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated with the Borrower as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to pay the “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), unless waived; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the receipt by the Borrower or any

ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (e) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (f) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Loan” or “Eurodollar Borrowing”, when used in reference to any Revolving Loan or Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.  For the avoidance of doubt, a Revolving Loan that bears interest at a rate determined pursuant to clause (c) of the definition of Alternate Base Rate shall, for all purposes of this Agreement, be deemed to be an ABR Loan and not a Eurodollar Loan.

“Event of Default” has the meaning assigned to such term in Article 8.

“Excluded Taxes” means, with respect to any Credit Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document, (a) income, franchise or other taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such Credit Party or other recipient is organized or in which its principal office is located or in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.08(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 3.07(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.07(a) and (d) any taxes imposed as a result of a Foreign Lender’s failure to satisfy the reporting requirements as set forth in Sections 1471 and 1472 of the Code (or regulation or administrative guidance promulgated thereunder).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 31, 2006 (as amended, modified, or supplemented and as in effect on the Effective Date), between the Borrower, the lenders party thereto, Bank of Hawaii and First Hawaiian Bank, as co-syndication agents, Wells Fargo Bank, N.A., U.S. Bank National Association and Union Bank of California, N.A., as co-documentation agents, and The Bank of New York Mellon (formerly known as The Bank of New York), as administrative agent thereunder.

“Federal Funds Rate” means, for any day, the rate per annum (rounded, if necessary, to the next greater 1/100 of 1%) equal to the rate per annum published by the Federal Reserve Bank of New York on such day, provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate published by the Federal Reserve Bank on the next preceding Business Day; and provided, further, that if such rate ceases to be so published, the Federal Funds Rate for any day that is a Business day shall be the weighted average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” means the Senior Vice President and Chief Financial Officer, the Treasurer or the Controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Hawaii Public Utilities Commission, the SEC and the Federal Energy Regulatory Commission.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,

(a)           to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof,

(b)           to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof,

(c)           to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or

(d)           as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation;

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.  The term “Guaranteed” has a meaning correlative thereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HECO Cash Manager” means, to the extent having received a legally valid delegation of authority from the Borrower with respect to borrowings and investments to be made by the Borrower and its Subsidiaries, the Cash Management Administrator of the Borrower, the Treasury Analyst of the Borrower, or the Securities Administrator of the Borrower, or any other person having received such authority; it being understood and agreed that (i) such person need not be a Financial Officer, and (ii) the Administrative Agent shall be entitled to rely on telephonic notice received from the HECO Cash Manager for all purposes of Sections 2.03, 2.07(e) and 3.02(b).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“HEI” means Hawaiian Electric Industries, Inc., a Hawaii corporation.

“HELCO” means Hawaii Electric Light Company, Inc., a Hawaii corporation.

“Increase Request” means a request by the Borrower for an increase of the total Commitments in accordance with Section 2.05(d).

“Indebtedness” of any Person means, without duplication,

(a)           all obligations of such Person for borrowed money,

(b)           all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c)           all obligations of such Person upon which interest charges are customarily paid,

(d)           all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(e)           all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business),

(f)            all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,

(g)           all Guarantees by such Person of Indebtedness of others,

(h)           all Capital Lease Obligations of such Person,

(i)            all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and

(j)            all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than (i) Excluded Taxes or (ii) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Information” has the meaning assigned to such term in Section 10.12.

“Insolvent” means, with reference to any Person, (a) such Person’s debts are greater than all of such Person’s property, at a fair valuation (as determined in the good faith judgment of such Person), exclusive of (i) property transferred, concealed, or removed with intent to hinder, delay, or defraud such Person’s creditors, and (ii) property that may be exempted from property of the estate under Section 522 of the Bankruptcy Code, or (b) such Person is generally not paying its debts as they become due or is unable to pay its debts as they become due.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 3.02 and substantially in the form annexed hereto as Exhibit G.

“Interest Payment Date” means (a) with respect to the accrued interest on any ABR Loan, the first Business Day of each January, April, July and October and the Commitment Termination Date, and (b) with respect to the accrued interest on any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Revolving Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Commitment Termination Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending (x) two weeks thereafter or (y) on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period selected pursuant to clause (y) above that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuer Ratings” means the Borrower’s corporate issuer ratings from either S&P or Moody’s.

“Issuing Bank” means JPMCB in its capacity as issuer of the Letters of Credit, or any successor thereto in such capacity as provided in Section 2.1(c).

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.05(d) or pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” has the meaning assigned to such term in Section 2.09.

“Letter of Credit Commitment” means the commitment of the Issuing Bank to issue Letters of Credit having an aggregate outstanding face amount up to $50,000,000 and the commitment of each Lender to participate in the Letter of Credit Exposure as set forth in Section 2.10 in the maximum amount set forth in Schedule 2.01 under the heading “Letter of Credit Commitment” or in an Assignment and Acceptance Agreement or other documents pursuant to which it became a Lender, as such amount may be reduced from time to time in accordance herewith.

“Letter of Credit Exposure” means, at any time, (a) in respect of all the Lenders, the sum at such time, without duplication, of (i) the aggregate undrawn face amount of the outstanding Letters of Credit, (ii) the aggregate amount of unpaid drafts drawn on all Letters of Credit, and (iii) the aggregate unpaid Reimbursement Obligations (after giving effect to any Revolving Loans made on such date to pay any such Reimbursement Obligations), and (b) in respect of any Lender, an amount equal to such Lender’s Commitment Percentage multiplied by the amount determined under clause (i) of this definition.

“Letter of Credit Fee” has the meaning assigned to such term in Section 3.03(b).

“Letter of Credit Request” means, a request by the Borrower for the issuance of a Letter of Credit in the form of Exhibit E.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service), as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate offered to leading banks for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 a.m. New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of the Administrative Agent are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Borrowing.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Notes, the Reimbursement Agreements and, if applicable, any Hedging Agreement between the Borrower and any Lender.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means all Indebtedness of the Borrower and any Significant Subsidiary (other than Indebtedness under the Loan Documents) or obligations in respect of one or more Hedging Agreements in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower and any Significant Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Significant Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“MECO” means Maui Electric Company, Limited, a Hawaii corporation.

“Moody’s” means Moody’s Investors Service, Inc., or its successors

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Notes” means, with respect to each Lender, a promissory note evidencing such Lender’s Revolving Loans payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit C.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, other than Excluded Taxes.

“Participant” has the meaning assigned to such term in Section 10.04(g).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Investments” means, at any time, investments as allowed in accordance with the HEI and HECO Cash Management Investment Guidelines dated March 1, 1991, as amended on December 21, 1993, in each case as disclosed to the Administrative Agent prior to the Effective Date and as the same may be amended from time to time with the written consent of the Administrative Agent, such consent not to be unreasonably delayed or withheld.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if

such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Level I” means at any time the Borrower’s Issuer Rating is (a) A- or higher by S&P or (b) A3 or higher by Moody’s.

“Pricing Level II” means at any time the Borrower’s Issuer Rating is (a) BBB+ or higher by S&P or (b) Baa1 or higher by Moody’s, and Pricing Level I is not applicable.

“Pricing Level III” means at any time the Borrower’s Issuer Rating is (a) BBB or higher by S&P or (b) Baa2 or higher by Moody’s, and Pricing Levels I and II are not applicable.

“Pricing Level IV” means at any time the Borrower’s Issuer Rating is (a) BBB- or higher by S&P or (b) Baa3 or higher by Moody’s, and Pricing Levels I, II and III are not applicable.

“Pricing Level V” means at any time the Borrower’s Issuer Rating is (a) less than or equal to BB+ by S&P or (b) less than or equal to Ba1 by Moody’s.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  The Prime Rate is not intended to be lowest rate of interest charged by JPMCB in connection with extensions of credit to borrowers.

“PUC” means the Public Utilities Commission of the State of Hawaii.

“Purchase Money Indebtedness” means Indebtedness of the Borrower or any Subsidiary that is incurred to finance part or all of (but not more than) the purchase price of a tangible asset; provided that (a) the Borrower or such Subsidiary did not at any time prior to such purchase have any interest in such asset other than an option to purchase, a security interest, or an interest as lessee under an operating lease and (b) such Indebtedness is incurred at the time of, or within 90 days after, such purchase.

“Register” has the meaning assigned to such term in Section 10.04(e).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Agreement” has the meaning assigned to such term in Section 2.09(b).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Bank for amounts drawn under a Letter of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, and employees of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time (a) prior to the Commitment Termination Date, Lenders having Commitments greater than 50% of the total Commitments and (b) on or after the Commitment Termination Date, Lenders having Credit Exposure greater than or equal to 50% of the Aggregate Credit Exposure (or, if there are no Revolving Loans then outstanding and no Letter of Credit Exposure, Lenders having Commitments greater than or equal to 50% of the total of all Commitments immediately prior to the termination of the Commitments).

“Restricted Payment” means, with respect to any Person, (a) any dividend or other distribution (whether in cash, securities or other property) by such entity with respect to any Equity Interests of such Person, (b) any payment (whether cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, and (c) any payment of principal, interest or premium or any purchase, redemption, retirement, acquisition or defeasance with respect to any subordinated debt of such Person.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender during the Availability Period to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.05 or pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Revolving Loans at such time.

“Revolving Loans” means the revolving loans referred to in Section 2.01 and made pursuant to Article 2.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the reports filed by the Borrower with the SEC pursuant to the Securities Exchange Act of 1934, as amended.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or its successors.

“Significant Subsidiary” means each of MECO, HELCO and any other Subsidiary having 15% or more of the total assets, or 15% or more of the total operating income, of the Borrower and its Subsidiaries on a consolidated basis, in either case as the consolidated total assets and consolidated total operating income of the Borrower and its Subsidiaries are reflected in the most recent annual or quarterly report filed by the Borrower with the SEC.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in

Regulation D).  Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower and any subsidiary of a Subsidiary of the Borrower.

“Subsidiary Indebtedness” has the meaning assigned to such term in Section 7.06.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means (a) the execution, delivery and performance by the Borrower of each Loan Document to which it is a party, (b) the borrowing of the Revolving Loans, and (c) the use of the proceeds of the Revolving Loans.

“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.  For the avoidance of doubt, a Revolving Loan that bears interest at a rate determined pursuant to clause (c) of the definition of Alternate Base Rate shall, for all purposes of this Agreement, be deemed to be an ABR Loan and not a Eurodollar Loan.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02           Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such

Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) any reference herein to any law, rule, regulation or treaty shall, unless otherwise specified, refer to such law, rule, regulation, or treaty as amended, restated, supplemented or otherwise modified from time to time.

Section 1.03           Accounting Terms; GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Unless the context otherwise requires, any reference to a fiscal period shall refer to the relevant fiscal period of the Borrower.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE 2.           THE CREDITS

Section 2.01          Commitments

Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02          Revolving Loans and Borrowings

(a)           Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

(b)           Subject to Section 3.04, each Borrowing shall be comprised entirely of Revolving Loans which are ABR Loans or Eurodollar Loans, as the Borrower may request in accordance herewith (including Section 3.02).  Each Lender at its option may make any Eurodollar Loan (and any ABR Loan, the interest on which is determined pursuant to clause (c)

of the definition of Alternate Base Rate) by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000, provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.  Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of fifteen Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Commitment Termination Date.

Section 2.03          Requests for Borrowings

To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, which may be given by the President of the Borrower, a Financial Officer or the HECO Cash Manager, (a) in the case of a Eurodollar Borrowing, not later than 3:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable (except as otherwise provided in Section 3.04) and shall be confirmed promptly by hand delivery or facsimile transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the President of the Borrower or a Financial Officer.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)           the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing.

Section 2.04          Funding of Borrowings

(a)           Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Subject to Section 5.02, the Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower by promptly crediting or otherwise transferring the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent by 3:00 p.m., New York City time, for a Eurodollar Borrowing or by 6:00 p.m., New York City time, for an ABR Borrowing on the applicable day, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount was made available by the Administrative Agent to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate per annum determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate that would be otherwise applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing.  Such payment by the Borrower shall be without prejudice to its rights against each Lender who fails to fund its share of any Borrowing.

Section 2.05          Termination, Reduction and Increase of Commitments

(a)           Unless previously terminated, the Revolving Commitments and the Letter of Credit Commitments shall terminate on the Commitment Termination Date; provided however, upon delivery to the Administrative Agent of a copy of an order or approval issued by the PUC, certified by a Financial Officer to be true and complete, which is final and not subject to review or appeal, that authorizes the Borrower to enter into credit agreements, including this Agreement, for a period in excess of 364 days, the date set forth in clause (a) of the definition of Commitment Termination Date shall be automatically extended to the latest date permitted by such order or approval but in no event later than the date which is the third anniversary of the Effective Date.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Commitments, provided that (i) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.07 and/or any concurrent cash collateralization of the Letter of Credit Exposure, the Aggregate Credit Exposure would exceed the Aggregate Revolving Commitments, and (ii) each such reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments hereunder shall be permanent but without prejudice to the rights of the Borrower under paragraph (d) below.  Each reduction of the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments.

(d)           Provided that immediately before and after giving effect thereto, no Default shall or would exist and be continuing, the Borrower may at any time and from time to time, on or before the Commitment Termination Date referred to in clause (a) of the definition thereof (including after giving effect to any extension thereof pursuant to Section 2.05(a)), request any one or more of the Lenders to increase (such decision to be within the sole and absolute discretion of such Lender) its Revolving Commitment and Letter of Credit Commitment, and/or any other Eligible Assignee reasonably satisfactory to the Administrative Agent and the Borrower, to provide a new Revolving Commitment and a new Letter of Credit Commitment, by submitting an Increase Request in the form of Exhibit F (an “Increase Request”), duly executed by the Borrower and each such Lender or Eligible Assignee, as the case may be.  Thereupon, the Administrative Agent shall execute such Increase Request and deliver a copy thereof to the Borrower and each such Lender or Eligible Assignee, as the case may be.

Upon execution and delivery of such Increase Request, (i) in the case of each such Lender, such Lender’s Revolving Commitment shall be increased to the amount set forth in such Increase Request, (ii) in the case of each such Eligible Assignee, such Eligible Assignee shall become a party hereto and shall for all purposes of the Loan Documents be deemed a “Lender” with a Revolving Commitment in the amount set forth in such Increase Request, and (iii) the Borrower shall contemporaneously therewith execute and deliver to the Administrative Agent a Note or Notes for each such Eligible Assignee providing a new Revolving Commitment and for such existing Lender increasing its Revolving Commitment provided, however, that:

(i)            immediately after giving effect thereto, the Aggregate Revolving Commitments shall not have been increased pursuant to this subsection (d) to an amount greater than the sum of (x) $250,000,000 plus (y) the amount of the Revolving Commitment of each Lender that becomes a Defaulting Lender;

(ii)           each such increase shall be in an amount not less than $5,000,000 or such amount plus an integral multiple of $1,000,000;

(iii)          the Revolving Commitments shall not be increased on more than three occasions;

(iv)          the Administrative Agent shall have received documents (including, without limitation, one or more opinions of counsel) consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase;

(v)           if Revolving Loans shall be outstanding immediately after giving effect to such increase, the Lenders shall, upon the acceptance of the Increase Request by, and at the direction of, the Administrative Agent, make appropriate adjustments among themselves so that the amount of the Revolving Loans outstanding to the Borrower from any of the Lenders under this Agreement are allocated among the Lenders according to their Commitment Percentages after giving effect to the increase in the Aggregate Revolving Commitments (it being understood and agreed that any reallocation made pursuant to this clause (v) shall require the Borrower to make payment pursuant to Section 3.06 with respect to any affected Eurodollar Loans);

(vi)          each such Eligible Assignee shall have delivered to the Administrative Agent and the Borrower an Administrative Questionnaire and all forms, if any, that are required to be delivered by such Eligible Assignee pursuant to Section 3.07(e); and

(vii)         the Administrative Agent shall have received (1) a copy of an order or approval issued by the PUC, certified by a Financial Officer to be true and complete, which is final and not subject to review or appeal, that authorizes the Borrower to obtain any increase in the Commitments requested by the Borrower and (2) a certificate of a Financial Officer attaching thereto resolutions of the Board of Directors of the Borrower authorizing any increase of the Commitments requested by the Borrower.

Section 2.06          Repayment of Revolving Loans; Evidence of Debt

(a)           The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Commitment Termination Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Revolving Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, to the extent not inconsistent with any entries made in any Note, be prima facie evidence of the existence and amounts of the obligations recorded therein except for clearly demonstrated error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans in accordance with the terms of this Agreement.

(e)           The Revolving Loans of each Lender and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be evidenced by one or more Notes payable to the order of such Lender (or, if such Note is a registered Note, to such Lender and its registered assigns).

Section 2.07          Prepayment of Revolving Loans

(a)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)           In the event of any partial reduction or termination of the Commitments, then (i) at or prior to the date of such reduction or termination, the Administrative Agent shall notify the Borrower and the Lenders of the Aggregate Credit Exposures after giving effect thereto, and (ii) if such sum would exceed the total Commitments after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, prepay Revolving Borrowings, and/or cash collateralize the Letter of Credit Exposure, in an amount sufficient to eliminate such excess.

(c)           Mandatory Prepayments.

(i)            The Borrower shall immediately prepay the Revolving Loans, by an amount equal to the excess, if any, of the aggregate outstanding principal balance of the Revolving Loans over the Aggregate Revolving Commitments.

(ii)           Simultaneously with each reduction or termination of the Revolving Commitments, (1) in the event that the Aggregate Letter of Credit Commitments shall exceed the Aggregate Revolving Commitments as so reduced or terminated, the Aggregate Letter of Credit Commitments shall be automatically reduced, and/or the Letter of Credit Exposure shall be cash collateralized, by an amount equal to such excess, and (2) the Borrower shall prepay the Revolving Loans by an amount equal to the excess, if any, of the aggregate outstanding principal balance of the Revolving Loans over the Aggregate Revolving Commitments as so reduced or terminated.

(d)           Simultaneously with each prepayment of a Revolving Loan, the Borrower shall, if and to the extent required by Section 3.01(d), prepay all accrued interest on the amount prepaid through the date of prepayment.

(e)           The Borrower shall notify the Administrative Agent by telephone, which may be given by the President of the Borrower, a Financial Officer or the HECO Cash Manager (confirmed by facsimile transmission executed by the President of the Borrower or a Financial Officer) of any prepayment under Section 2.07(a) (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the Business Day of the prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments contemplated by Section 2.05(c), then such notice of prepayment may also be conditional and may be revoked if such notice of termination is revoked in accordance with Section 2.05(c).  Promptly following receipt of any such notice relating to a prepayment of a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing under Section 2.07(a) shall, be in an integral multiple of $1,000,000 and not less than $1,000,000.  Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest if and to the extent required by Section 3.01.

Section 2.08          Payments Generally; Pro Rata Treatment; Sharing of Setoffs

(a)           The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 3.05, 3.06, 3.07 or 10.03, or otherwise) prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its office at 10 South Dearborn Street, Chicago, Illinois, 60603, or such other office as to which the Administrative Agent may notify the other parties hereto, except that payments pursuant to Sections 3.03(b) (with respect to the fronting fee and other amounts payable to the Issuing Bank), 3.03(c), 3.05, 3.06, 3.07, 3.08, 10.03 and 10.04 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  In the event the Administrative Agent has not in fact made available to each Lender its share of the applicable payment within one Business Day of the receipt thereof, then the Administrative Agent agrees to pay to the applicable Lender forthwith on demand its share of such payment with interest thereon for each day, from and including the second Business Day after such payment was received by the Administrative Agent but excluding the date of payment by the Administrative Agent, at the greater of the Federal Funds Rate and a rate per annum determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment of accrued interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of Revolving Loans, interest, fees and commissions then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties, and (ii) second, towards payment of principal of Revolving Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Revolving Loans then due to such parties.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Revolving Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Credit Parties hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Credit Parties the amount due.  In such event, if the Borrower has not in fact made such payment, then each such Credit Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Credit Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate per annum determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Credit Party shall fail to make any payment required to be made by it pursuant to Section 2.04(b), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Credit Party to satisfy such Credit Party’s obligations under such Section until all such unsatisfied obligations are fully paid.

Section 2.09          Letter of Credit Sub-Facility

(a)           Subject to the terms and conditions of this Agreement, the Issuing Bank agrees, in reliance on the agreement of the other Lenders set forth in Section 2.10, to issue standby or documentary letters of credit (the “Letters of Credit”; each, individually, a “Letter of Credit”) during the Availability Period for the account of the Borrower, provided that immediately after the issuance of each Letter of Credit (i) the Letter of Credit Exposure of each Lender (whether or not the conditions for drawing under any Letter of Credit have or may be satisfied) would not exceed its Letter of Credit Commitment and (ii) the Aggregate Credit Exposure would not exceed the Aggregate Revolving Commitment. Each Letter of Credit issued pursuant to this Section shall have an expiration date which shall be not later than the earlier of (i) three hundred sixty-four days after the date of issuance thereof and (ii) five Business Days before the Commitment Termination Date referred to in clause (a) of the definition thereof, including any extension thereof contemplated by Section 2.05(a), provided that any Letter of Credit with a three hundred sixty-four day tenor may provide for the periodic and/or successive renewals or extensions thereof for additional periods expiring prior to the earlier to occur of (x) three hundred sixty-four days after the date of such renewal or extension and (y) date referred to in clause (ii) above.  No Letter of Credit shall be issued if the Administrative Agent, or the Required Lenders by notice to the Administrative Agent no later than 1:00 p.m. New York City time one Business Day prior to the requested date of issuance of such Letter of Credit, shall have determined that any condition set forth in Section 5.01 or 5.02 has not been satisfied.

(b)           Each Letter of Credit shall be issued for the account of the Borrower in support of an obligation of the Borrower or a Subsidiary in favor of a beneficiary who has requested the issuance of such Letter of Credit as a condition to a transaction entered into in connection with the Borrower’s or such Subsidiary’s ordinary course of business.  The Borrower shall give the Administrative Agent a Letter of Credit Request for the issuance of each Letter of Credit by 2:00

p.m. New York City time, two Business Days prior to the requested date of issuance.  If requested by the Issuing Bank, each Letter of Credit Request shall be accompanied by the Issuing Bank’s standard application and agreement for standby or documentary letters of credit, as applicable (each, a “Reimbursement Agreement”) executed by the President of the Borrower or a Financial Officer, and shall specify (i) the beneficiary of such Letter of Credit and the obligations of the Borrower or such Subsidiary in respect of which such Letter of Credit is to be issued, (ii) the Borrower’s proposal as to the conditions under which a drawing may be made under such Letter of Credit and the documentation to be required in respect thereof, (iii) the maximum amount to be available under such Letter of Credit, and (iv) the requested dates of issuance and expiration. Upon receipt of such Letter of Credit Request from the Borrower, the Administrative Agent shall promptly notify the Issuing Bank and each other Lender thereof.  Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Bank, with such provisions with respect to the conditions under which a drawing may be made thereunder and the documentation required in respect of such drawing as the Issuing Bank shall reasonably require.  Each Letter of Credit shall be used solely for the purposes described therein.  The Issuing Bank shall, on the proposed date of issuance and subject to the terms and conditions of the Reimbursement Agreement, if any, and to the other terms and conditions of this Agreement, issue the requested Letter of Credit.

(c)           Each payment by the Issuing Bank of a draft drawn under a Letter of Credit shall give rise to an obligation on the part of the Borrower to reimburse the Issuing Bank by 3:00 P.M. New York City time two Business Days after the date of such payment together with interest on the amount of such payment from the date such payment was made by the Issuing Bank.

Section 2.10          Letter of Credit Participation and Funding Commitments

(a)           Each Lender hereby unconditionally, irrevocably and severally (and not jointly) for itself only and without any notice to or the taking of any action by such Lender, takes an undivided participating interest in the obligations of the Issuing Bank under and in connection with each Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the amount of such Letter of Credit.  Each Lender shall be liable to the Issuing Bank for its Commitment Percentage of the unreimbursed amount of any draft drawn and honored under each Letter of Credit.  Each Lender shall also be liable for an amount equal to the product of its Commitment Percentage and any amounts paid by the Borrower that are subsequently rescinded or avoided, or must otherwise be restored or returned.  Such liabilities shall be unconditional and without regard to the occurrence of any Default or Event of Default or the compliance by the Borrower with any of its obligations under the Loan Documents.

(b)           The Issuing Bank will promptly notify the Administrative Agent, and the Administrative Agent will promptly notify the Borrower and each Lender (which notice shall be promptly confirmed in writing) of the date and the amount of any draft presented under any Letter of Credit with respect to which full reimbursement of payment is not made by the Borrower as provided in Section 2.09(c), and forthwith upon receipt of such notice, such Lender (other than the Issuing Bank in its capacity as a Lender) shall make available to the Administrative Agent for the account of the Issuing Bank its Commitment Percentage of the amount of such unreimbursed draft at the office of the Administrative Agent specified in Section 10.01, in lawful money of the United States and in immediately available funds, before 4:00 p.m., New York City time, on the day such notice was given by the Administrative Agent, if the relevant notice was given by the Administrative Agent at or prior to 1:00 p.m., New York City time, on such day, and before 12:00 noon, New York City time, on the next Business Day, if the relevant notice was given by the Administrative Agent after 1:00 p.m., New York City time, on such day.  The Administrative Agent shall distribute the payments made by each Lender (other than the Issuing Bank in its capacity as a Lender) pursuant to the immediately preceding sentence to the Issuing Bank promptly upon receipt thereof in like funds as received.  In the event the Administrative Agent has not in fact made available to the Issuing Bank such payment within one Business Day of the receipt thereof, then the Administrative Agent agrees to pay to the Issuing Bank forthwith on demand such payment with interest thereon for each day, from and including the second Business Day after such payment was received by the Administrative Agent but excluding the date of payment by the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender shall indemnify and hold harmless the Administrative Agent and the Issuing Bank from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses of counsel to the Issuing Bank as the issuer of the relevant Letter of Credit) resulting from any failure on the part of such Lender to provide, or from any delay in providing, the Administrative Agent with such Lender’s Commitment Percentage of the amount of any payment made by the Issuing Bank under a Letter of Credit in accordance with this subsection (b) (except in respect of losses, liabilities or other obligations suffered by the Issuing Bank resulting from the gross negligence or willful misconduct of the Issuing Bank). If a Lender does not make available to the Administrative Agent when due such Lender’s Commitment Percentage of any unreimbursed payment made by the Issuing Bank under a Letter of Credit (other than payments made by the Issuing Bank by reason of its gross negligence or willful misconduct), such Lender shall be required to pay interest to the Administrative Agent for the account of the Issuing Bank on such Lender’s Commitment Percentage of such payment at a rate of interest per annum equal to the Federal Funds Rate for the first three days after the due date of such payment until the date such payment is received by the Administrative Agent and the Federal Funds Rate plus 2% thereafter.

(c)           Whenever the Administrative Agent is reimbursed by the Borrower, for the account of the Issuing Bank, for any payment under a Letter of Credit and such payment relates to an amount previously paid by a Lender in respect of its Commitment Percentage of the amount of such payment under such Letter of Credit, the Administrative Agent (or the Issuing Bank, to the extent that the Administrative Agent has paid the same to the Issuing Bank) will pay over such payment to such Lender before 4:00 p.m., New York City time, on the day such payment from the Borrower is received, if such payment is received at or prior to 2:00 p.m., New York City time, on such day, or before 12:00 noon, New York City time, on the next succeeding Business Day, if such payment from the Borrower is received after 2:00 p.m., New York City time, on such day.

Section 2.11          Absolute Obligation With Respect to Letter of Credit Payments; Cash Collateral;  Replacement of Issuing Bank

(a)           The Borrower’s obligation to reimburse the Administrative Agent for the account of the Issuing Bank in respect of a Letter of Credit for each payment under or in respect of such Letter of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the beneficiary of such Letter of Credit, the Administrative Agent, the Issuing Bank, as issuer of such Letter of Credit, any Lender or any other Person, including, without limitation, (i) any defense based on the failure of any drawing to conform to the terms of such Letter of Credit, (ii) any drawing document proving to be forged, fraudulent or invalid in any respect, (iii) the legality, validity, regularity or enforceability of such Letter of Credit or this Agreement, (iv) any payment by the Issuing Bank under a Letter of Credit against presentment of a draft or other document that does not comply with the terms of such Letter of Credit or (v) any other event or circumstance that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided, that, with respect to any Letter of Credit, the foregoing shall not relieve the Issuing Bank of any liability it may have to the Borrower for any actual damages sustained by the Borrower arising from a wrongful payment under such Letter of Credit made as a result of the Issuing Bank’s gross negligence or willful misconduct.

(b)           If any Event of Default shall occur and be continuing, the Borrower shall within one Business Day from the time it receives a demand therefor from the Administrative Agent pursuant to Article 8, deposit in an account with the Administrative Agent, for the benefit of the Lenders, an amount in cash equal to one hundred percent (100%) of the Aggregate Letter of Credit Exposure as of such date.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Reimbursement Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  The Administrative Agent shall invest such deposits in Permitted Investments and interest or profits on such investments shall accumulate in such account.  The moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for Reimbursement Obligations, and (ii) be held for the satisfaction of the Reimbursement Obligations of the Borrower.

(c)           The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank, it being understood and agreed that such parties shall not unreasonably delay or withhold their consent to any such agreement.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.03(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 2.12          Defaulting Lenders

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.03(a);

(b)           the Commitments and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, modification or waiver pursuant to Section 10.02); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (ii) any amendment or modification that increases, or extends the maturity of, such Defaulting Lender’s Commitment or reduces the principal amount of, or rate of interest on, any Revolving Loan made by such Defaulting Lender, shall require the consent of such Defaulting Lender;

(c)           if any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)            all or any part of such Letter of Credit Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages  but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Letter of Credit Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 5.02 are satisfied at such time;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within two (2) Business Days following notice by the Administrative Agent cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.11(b) for so long as such Letter of Credit Exposure is outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.12(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.03(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(iv)          if the Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.12(c), then the fees payable to the Lenders pursuant to Sections 3.03(a) and 3.03(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)           if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.12(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 3.03(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Issuing Bank until such Letter of Credit Exposure is cash collateralized and/or reallocated; and

(d)           if and so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.12(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.12(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage, and all cash collateral and accrued interest thereon held by the Administrative Agent or the Issuing Bank shall be returned to the Borrower forthwith.

ARTICLE 3.           INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.01          Interest

(a)           ABR Loans and unpaid Reimbursement Obligations shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)           Eurodollar Borrowings shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)           Notwithstanding the foregoing, if any principal of and interest on any Revolving Loan or Reimbursement Obligation or any fee or other amount payable by the Borrower hereunder is not paid when due and after the expiration of any applicable grace period, then all such amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Revolving Loan or Reimbursement Obligation, 2% plus the rate otherwise applicable to such Revolving Loan or Reimbursement Obligation as provided in the preceding paragraphs of this Section, or (ii) in the case of any other amount, 2% plus the Alternate Base Rate.

(d)           Accrued interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Revolving Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment (other than a prepayment of an ABR Loan before the end of the Availability Period), and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Revolving Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) in the period in question.  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent clearly demonstrable error.

Section 3.02          Interest Elections

(a)           Any Borrowing on the Effective Date shall be of ABR Loans.  Thereafter, each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably (subject to the provisions of Section 2.12) among the Lenders holding the Revolving Loans comprising such Borrowing, and the Revolving Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone, which may be made by the President of the Borrower, a Financial Officer or by the HECO Cash Manager, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable, except as otherwise provided in Section 3.04, and shall be confirmed promptly by hand delivery or facsimile transmission to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the President of the Borrower or a Financial Officer.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued beyond the current Interest Period as a Eurodollar Borrowing, and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 3.03          Fees

(a)           The Borrower agrees to pay to the Administrative Agent for the account of each Lender, a commitment fee, which shall accrue at a rate per annum equal to the Applicable Margin on the average daily amount of the unused Revolving Commitment of such Lender during the period from and including the date on which this Agreement shall have become effective in accordance with Section 10.06 to but excluding the date on which such Revolving Commitment terminates.  Accrued commitment fees shall be payable in arrears on the first Business Day of January, April, July and October of each year and on the Commitment Termination Date, commencing on the first such date to occur after the date hereof.

(b)           The Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee (the “Letter of Credit Fee”) with respect to each Letter of Credit, payable quarterly in arrears during the period from and including the date of issuance thereof to and including the expiration or cancellation date thereof (a) on the first Business Day of each January, April, July and October of each year, (b) upon such expiration or cancellation date and (c) on the Commitment Termination Date, at a rate per annum equal to the Applicable Margin on Eurodollar Borrowings on the average daily amount of the Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed Reimbursement Obligations).  The Borrower also agrees to pay to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed Reimbursement Obligations) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Letter of Credit Exposure, payable quarterly in arrears on the first Business Day of January, April, July and October of each year, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  The Letter of Credit Fee and the fronting fees described above shall be calculated for the actual number of days elapsed (including the first day but excluding the last day) during the period in question on the basis of a year of 365 or 366 days, as applicable.

(c)           The Borrower agrees to pay to the Administrative Agent, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)           All commitment fees shall be computed on the basis of a year of 365 or 366 days, as applicable, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) during the period in question.

(e)           All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders.  Fees and other amounts paid shall not be refundable under any circumstances other than clearly demonstrable error.

Section 3.04          Alternate Rate of Interest

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent clearly demonstrable error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Revolving Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing. Notwithstanding the foregoing, if the Borrower shall have submitted a Borrowing Request with respect to a Eurodollar Borrowing and the Administrative Agent shall have notified the Borrower in accordance with the preceding sentence that such Borrowing will be made as an ABR Borrowing, the Borrower shall have the right, prior to the time by which it would have had to submit a Borrowing Request for an ABR Borrowing to be made on the same date, to withdraw such Borrowing Request.

Section 3.05          Increased Costs; Illegality

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Credit Party (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)           impose on any Credit Party or the London interbank market any other condition affecting this Agreement, any Eurodollar Loans made by such Credit Party or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Credit Party of making or maintaining any Eurodollar Loan hereunder (or of maintaining its obligation to make any such Revolving Loan) or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or otherwise), then the Borrower will, upon request by such Credit Party, pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.

(b)           If any Credit Party determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Agreement or the Revolving Loans made by such Credit Party to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.

(c)           A certificate of a Credit Party setting forth the amount or amounts necessary to compensate such Credit Party or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section including reasonably detailed supporting information shall be delivered to the Borrower and shall be binding on the Borrower absent clearly demonstrable error.  The Borrower shall pay such Credit Party the amount shown as due on any such certificate within 30 days after receipt thereof unless the Borrower is asserting in good faith that there is clearly demonstrable error in such certificate.

(d)           Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Credit Party pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Credit Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Credit Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof but not to exceed a period of 365 days.

(e)           Notwithstanding any other provision of this Agreement, if, after the date of this Agreement, any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)            such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii)           such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans, as applicable.  For purposes of this paragraph, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 3.06          Break Funding Payments

In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Revolving Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Revolving Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Revolving Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be binding on the Borrower absent clearly demonstrable error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof unless there is clearly demonstrable error in any such certificate.

Section 3.07          Taxes

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder and under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that, if the Borrower is required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition (but without duplication) the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify each Credit Party, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Credit Party on or with respect to any payment by or on account of any obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and, unless caused by the gross negligence or willful misconduct of such Credit Party, any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of a Credit Party, including, if available, reasonably detailed supporting information, shall be delivered to and be binding on the Borrower absent clearly demonstrable error.  If any Credit Party receives a refund in respect of any Indemnified Taxes or Other Taxes for which such Credit Party has received payment from the Borrower hereunder, it shall promptly notify the Borrower of such refund and shall promptly upon receipt repay such refund to the Borrower, net of all out-of-pocket expenses of such Credit Party and without interest (other than interest paid by the relevant Governmental Authority, if applicable); provided that the Borrower, upon the request of such Credit Party, agrees to return such refund (plus penalties, interest or other charges) to such Credit Party in the event such Credit Party is required to repay such refund. Nothing contained in this Section shall prohibit the Borrower from contesting or seeking a refund of any Indemnified Taxes and Other Taxes after payment thereof has been made in accordance with this Section and each Credit Party shall take such steps as the Borrower shall reasonably request to assist the Borrower in contesting or seeking a refund of any Indemnified Taxes or Other Taxes.  This Section shall not be construed to require any Credit Party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to either the Borrower or any other Person.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Each Credit Party organized under the laws of a jurisdiction, or receiving payments hereunder, outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Credit Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Credit Party in the case of each other Credit Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Credit Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI or in the case of a Credit Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” (as defined in Section 881(c)(3)(A) of the Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Credit Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or any other Loan Document. If the forms provided by a Credit Party at the time such Credit Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered Excluded Taxes unless and until such Credit Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered Excluded Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Credit Party becomes a party to this Agreement, the Credit Party assignor was entitled to payments under subsection (a) of this Section 3.07 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Credit Party assignee on such date.

(f)            For any period with respect to which a Credit Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above or if the Borrower is unable to determine the tax payable or to provide information required by the Internal Revenue Service on Form W-8BEN, W-8ECI or any successor form or other form or document required to establish an exemption from or reduction in withholding as a result of a Lender withholding confidential information under Section 3.07(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided but only to the extent such Credit Party does not remain lawfully able to do so), such Credit Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 3.07 with respect to Indemnified Taxes imposed by the United States by reason of such failure; provided, however, that should a Credit Party become subject to Indemnified Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such

Credit Party shall reasonably request to assist such Credit Party to recover such Indemnified Taxes.

Section 3.08          Mitigation Obligations; Replacement of Lenders

(a)           If any Lender requests compensation under Section 3.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.07, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Revolving Loans (or any participation therein) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.05 or 3.07, as applicable, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 3.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.07, or if any Lender becomes a Defaulting Lender, or if any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 10.02 requires the consent of all the Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender, the Issuing Bank and the Administrative Agent, require such Lender to assign, and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement and each other Loan Document to an Eligible Assignee that shall assume such obligations; provided that (i) the Borrower shall have received the prior written consents of the Issuing Bank and the Administrative Agent, which consents shall not unreasonably be delayed or withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.05 or payments required to be made pursuant to Section 3.07, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and any contemporaneous assignments and consents, the applicable amendment, waiver, discharge or termination can be effected.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 4.           REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Credit Parties that:

Section 4.01          Organization; Powers

The Borrower and each of its Significant Subsidiaries is duly and validly organized and existing in good standing under the laws of its jurisdiction of organization, formation or charter (it being understood that the Borrower was originally organized under the laws of the Kingdom of Hawaii) and is in good standing and duly licensed or qualified to transact business in each other jurisdiction where failure to so qualify would have a Material Adverse Effect.  The Borrower has full power to execute, deliver and perform this Agreement and the Notes and to borrow hereunder.  The Borrower’s execution and performance of this Agreement and the Notes, and each borrowing hereunder have been duly authorized by all necessary corporate action and do not and, as of the time of each borrowing will not, violate any provision of law or of its articles of incorporation or bylaws, or result in the breach of or constitute a default under or require any consent under any indenture or other material agreement or material instrument to which the Borrower is a party or by which the Borrower or its property is bound or affected.

Section 4.02          Authorization; Enforceability

Each Loan Document has been (or, at the time executed by the Borrower, will have been) duly executed and delivered by the Borrower and constitutes (or at such time will constitute) a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03          Governmental Approvals; No Conflicts

All consents or approvals of any state or federal agency or authority, if any, required in order to permit the Borrower to enter into this Agreement and to borrow hereunder, have been obtained and remain in full force and effect and the Transactions (a) do not require any other consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for the approval expected to be sought by the Borrower which is described in Section 2.05(a), (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Significant Subsidiaries or any order, rule or regulation of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of its Significant Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Significant Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Significant Subsidiaries.

Section 4.04          Financial Condition; No Material Adverse Effect

(a)           The Current SEC Reports include (in clause (a) of the definition thereof) the consolidated balance sheets of the Borrower and its Subsidiaries as of the last day of the fiscal year ended December 31, 2009, and the related consolidated statements of income, retained earnings and cash flows (or changes in financial position, as the case may be) for such fiscal year, which consolidated financial statements for fiscal year ended December 31, 2009 have been audited by KPMG LLP, independent registered public accountants. Such financial statements present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries as of the respective dates of such balance sheets and results of their operations and cash flows (or changes in financial position) for the periods covered by such statements of income, retained earnings and cash flows (or changes in financial position), in accordance with GAAP.

(b)           As of the Effective Date, except as set forth in the Current SEC Reports, since December 31, 2009, there has been no change or development that has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.05          Properties

(a)           Each of the Borrower and its Significant Subsidiaries has good title to, or valid license or leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           Each of the Borrower and its Significant Subsidiaries owns, or is entitled to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and, to the knowledge of the Borrower, the use thereof by the Borrower and its Significant Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.06          Litigation and Environmental Matters

(a)           Except as heretofore disclosed to the Administrative Agent and the Lenders in the financial statements and accompanying notes referenced in Section 4.04(a) or in the Current SEC Reports, as of the Effective Date there are no suits or proceedings pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Significant Subsidiaries which have had or could reasonably be expected to have a Material Adverse Effect.

(b)           Since the date of this Agreement, except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Significant Subsidiaries (i) have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have become subject to any Environmental Liability, or (iii) have received notice of any claim with respect to any Environmental Liability.

Section 4.07          Compliance with Laws and Agreements

The Borrower and each of its Significant Subsidiaries is in compliance in all material respects with all laws, regulations and order of any Governmental Authority applicable to it or its property and all indentures and material agreements binding upon the Borrower or its Significant Subsidiaries, except (a) as disclosed in the Disclosed Matters and (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.08          Regulated Entities

The Borrower is not an “investment company” nor is it “controlled” by an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.09          Taxes

The Borrower has and each of its Significant Subsidiaries has timely filed (or validly extended) or cause to be filed (or validly extended) all  material tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books, to the extent required by GAAP, adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.10          ERISA

No ERISA Event has occurred that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 4.11          Disclosure

To the best knowledge of the Borrower, the financial statements referred to in Section 4.04(a) do not, nor does this Agreement, nor any written statement furnished by the Borrower to the Administrative Agent or the Lenders pursuant to or in connection with this Agreement (including the April 6, 2010 “Lenders’ Presentation” prepared in connection with the confidential information memorandum for the primary market syndication of this Agreement, other than the Section contained therein and entitled “Transaction Overview”), when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which it was made; provided, that the foregoing is hereby qualified to the extent of any projections or other “forward-looking statements”, which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions; and provided, further, that any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements; it being expressly understood and agreed that (i) forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning the Borrower and its Subsidiaries or Affiliates, the performance of the industries in which they do business and economic and market factors, among other things, and (ii) such forward-looking statements are not guarantees of future performance.  As of the Effective Date, there is no fact known to the Borrower which has had or would reasonably be expected to have a Material Adverse Effect which has not been disclosed herein or in the Current SEC Reports.

Section 4.12          Subsidiaries

Schedule 4.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary, as of the Effective Date.

Section 4.13          Federal Reserve Regulations

(a)           After the application of the proceeds of any Revolving Loan, not more than 25% of the value of the assets of the Borrower will consist of or be represented by Margin Stock.

(b)           No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

Section 4.14          Rankings

The obligations of the Borrower to the Lenders under this Agreement and the other Loan Documents will rank senior to, or pari passu with, other unsecured Indebtedness of the Borrower.

Section 4.15         Solvency

Immediately after the consummation of the Transactions and after the incurrence of any Borrowing or the issuance of any Letter of Credit, the Borrower and its Subsidiaries taken as a whole are not and will not be Insolvent.

ARTICLE 5.         CONDITIONS

Section 5.01         Effective Date

The obligations of the Lenders to make Revolving Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied or waived in accordance with Section 10.02 (it being understood and agreed that any of the following instruments, agreements, certificates, opinions, or other documents may be delivered or furnished by delivering or furnishing a facsimile transmission or other electronic image thereof followed by the delivery of an original or an originally executed counterpart thereof):

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party, or (ii) written evidence satisfactory to the Administrative Agent that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent shall have received a Note for each Lender signed on behalf of the Borrower.

(c)           The Administrative Agent shall have received a favorable written opinion (addressed to the Credit Parties and dated the Effective Date) from (i) Jenner & Block LLP substantially in the form of Exhibit B-1 and (ii) Susan A. Li, Esq., Vice President-General Counsel of the Borrower,  substantially in the form of Exhibit B-2, in each case covering such other matters relating to the Borrower, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.  The Borrower hereby requests such counsels to deliver such opinions.

(d)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e)           The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President of the Borrower or a Financial Officer, confirming compliance, as of the Effective Date, with the conditions set forth in Section 5.02.

(f)            The Administrative Agent shall have received payment of all fees required to be paid, and all reasonably incurred and duly documented expenses which are otherwise required to be reimbursed, in each case for which invoices with appropriate supporting documentation have been presented at least two (2) Business Days prior to the Effective Date.

(g)           The Administrative Agent shall have received evidence reasonably satisfactory to it that all material governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions shall have been obtained and be in full force and effect (it being understood and agreed that, as related to (i) the increase of the Revolving Commitment contemplated by Section 2.05(d) and (ii) the extension of the Commitment Termination Date contemplated by Section 2.05(a), the foregoing approvals may not have been applied for, and/or may not have been received, on or as of the Effective Date).

(h)           The Administrative Agent shall have received evidence satisfactory to it that the commitments of the lenders under the Existing Credit Agreement have been terminated on, but subject to the occurrence of, the Effective Date, and that any and all Indebtedness for borrowed money of the Borrower thereunder shall have been fully repaid on, but subject to the occurrence of, the Effective Date (it being understood and agreed that such Indebtedness may be so repaid on the Effective Date, in whole or in part, with the proceeds of the initial Revolving Loans), and that any and all liens granted to the lenders under the Existing Credit Agreement have been terminated and released.

The Administrative Agent shall notify the Borrower and the Credit Parties of the Effective Date, and such notice shall be conclusive and binding.

Section 5.02         Each Credit Event

The obligation of each Lender to make a Revolving Loan on the occasion of any Borrowing and of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Borrower set forth in Article 4 of this Agreement (other than the representations and warranties in Sections 4.04(b) and 4.06 of this Agreement) shall be true and correct in all material respects on and as of the date of such Borrowing or issuance of such Letter of Credit, except to the extent such representations and warranties relate to any earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(b)           At the time of and immediately after giving effect to such Borrowing or issuance of such Letter of Credit, no Default shall have occurred and be continuing.

Each request for a Revolving Loan or issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 6.         AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on all Revolving Loans and all Reimbursement Obligations and all fees and other amounts (other than contingent liability obligations) payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01         Financial Statements and Other Information

The Borrower will furnish to the Administrative Agent sufficient copies for each Lender of the following (it being agreed that the obligation of the Borrower to furnish the financial statements, reports, information and documents referred to below (other than the certificate referred to in clause (c) below) may be satisfied by the Borrower’s delivery to, or filing such statements, reports, information and documents with, the SEC via the EDGAR filing system (or any successor system thereto)):

(a)           within 120 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, cash flows and retained earnings as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent registered public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, cash flows and retained earnings as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the President of the Borrower or a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of the President of the Borrower or of a Financial Officer (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 7.05 and 7.06, and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the later to occur of (x) the date of the audited financial statements referred to in Section 4.04 and (y) the date of the last certificate furnished pursuant to this Section 6.01(c), and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           promptly after the same become publicly available, and as the Administrative Agent or any Lender may reasonably request, copies of all periodic and other reports, proxy statements and other materials filed under the Securities Exchange Act of 1934 or any successor statute by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be, as the Administrative Agent or any Lender may reasonably request;

(e)           promptly after the same becomes publicly available, notice of any change in the Borrower’s Issuer Ratings, which notice may be satisfied if the information is included in the Disclosed Matters; and

(f)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Section 6.02         Notices of Material Events

The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following (provided, however, that the obligation of the Borrower to provide such notice shall be deemed satisfied if the same is promptly included in the Disclosed Matters):

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Significant Subsidiary (other than actions, suits or proceedings in the ordinary course of business or before the Public Utilities Commission or tax audits) that would reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Significant Subsidiaries in an aggregate amount exceeding 25% of the projected benefit obligations on a consolidated basis under all Plans.

(d)           any other material event that is required to be disclosed by the Borrower on Form 8K to the SEC.

At the request of the Administrative Agent, a Financial Officer or other executive officer of the Borrower will provide a statement setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.03         Existence; Conduct of Business

The Borrower will do or cause to be done, and will cause each of its Significant Subsidiaries to do or cause to be done, all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.02 or any merger or consolidation of a Significant Subsidiary into the Borrower or another Significant Subsidiary of the Borrower or the transfer of assets by any Significant Subsidiary to the Borrower or another Significant Subsidiary of the Borrower followed by the liquidation of dissolution of such Significant Subsidiary.

Section 6.04         Payment of Obligations

The Borrower will pay, and will cause each of its Significant Subsidiaries to pay, its obligations, including its Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) if required by GAAP, the Borrower or such Significant Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 6.05         Maintenance of Properties; Insurance

(a)           The Borrower will keep and maintain, and will cause each of its Significant Subsidiaries to keep and maintain, all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, provided, however, that nothing shall prevent the Borrower or a Significant Subsidiary, as appropriate, from discontinuing the operation or maintenance of any property if such discontinuance is, in the judgment of the Borrower or such Significant Subsidiary, desirable in the conduct of the business of the Borrower or such Significant Subsidiary.

(b)           The Borrower will maintain, or cause to be maintained, and will cause each of its Significant Subsidiaries to maintain, or cause to be maintained, with reputable insurance companies, so long as such insurance is available on commercially reasonable terms (including appropriate deductibles, self-insurance, exclusions and limitations), insurance in such amounts and against such risks as the Borrower and its Significant Subsidiaries have customarily maintained.

Section 6.06         Books and Records; Inspection Rights

The Borrower will maintain and cause each of its Significant Subsidiaries to maintain, accurate and proper accounting records and books in accordance with GAAP, and provide the Administrative Agent and the Lenders, subject to the provisions of Section 10.12, with access to such books and accounting records at the request of the Administrative Agent and the Lenders made for a legitimate business purpose related to the Transactions during the Borrower’s normal business hours and to discuss its affairs, finances and condition with its Financial Officers, all at such reasonable times and as often as reasonably requested.

Section 6.07         Compliance with Laws

The Borrower will comply, and will cause each of its Significant Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders of any Governmental Authority, a breach of which would reasonably be expected to have a Material Adverse Effect, except where contested in good faith and, if applicable, by proper proceedings.

Section 6.08         Use of Proceeds

The Borrower will use the proceeds of the Revolving Loans only for lawful purposes of the Borrower and its Subsidiaries not inconsistent with or limited by the terms hereof, including, without limitation, to provide liquidity back-up for the issuance of commercial paper, capital expenditures, loans to Subsidiaries, working capital and general corporate purposes of the Borrower, all to the extent the Borrower is legally permitted to use such proceeds for such purposes.  No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

ARTICLE 7.         NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on all Revolving Loans and all Reimbursement Obligations and all fees and other amounts (other than contingent liability obligations) payable under the Loan Documents shall have been paid in full, or unless the Required Lenders otherwise consent in writing, the Borrower covenants and agrees with the Lenders that:

Section 7.01         Liens

The Borrower will not, and will not permit any Significant Subsidiary to, incur, create, assume or permit to exist any Lien on the capital stock of or other ownership interests in any Significant Subsidiary or any Lien on all or substantially all of its other assets, now or hereafter owned, without effectively providing concurrently therewith to equally and ratably secure the obligations of Borrower under this Agreement, except:

(a)           Liens securing the payment of Indebtedness of the Borrower or any Subsidiary to a state, territory or possession of the United States or any political subdivision thereof issued in a transaction in which such state, territory, possession or political subdivision issued obligations the interest on which is excludable from gross income by the holders thereof pursuant to the provisions of Section 103 of the Code (or similar provisions), as in effect at the time of the issuance of such obligations, and Indebtedness to the issuer of a letter of credit or letter of guaranty to support any such obligations to the extent the Borrower or any Significant Subsidiary is required to reimburse such issuer for drawings under such letter of credit or letter of guaranty with respect to the principal of or interest on such obligations;

(b)           deposits under workmen’s compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds, in the ordinary course of business;

(c)           Liens imposed by law, such as carriers’, warehousemen’s or mechanics’ liens, incurred in good faith in the ordinary course of business and securing obligations that are not yet due or that are being contested in good faith by appropriate proceedings, and Liens arising out of judgments or awards not exceeding $50,000,000 in the aggregate with respect to which appeals are being prosecuted, execution pending such appeals having been effectively stayed;

(d)           the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, or permit, or by any provision of law, to purchase or recapture or designate a purchaser of any property;

(e)           any Lien securing a tax, assessment or other governmental charge or levy or the claim of a materialman, mechanic, carrier, warehouseman or landlord for labor, materials, supplies or rentals incurred in the ordinary course of business;

(f)            any Lien existing on (i) any property or asset at the time such property or asset is acquired by the Borrower or any Significant Subsidiary (including acquisition by merger or consolidation), but only if and so long as (1) such Lien was not created in contemplation of such property or asset being acquired, (2) such Lien is and will remain confined to the property or asset subject to it at the time such property or asset is acquired and to improvements thereafter erected on or attached to such property or asset or any property or asset acquired in substitution or replacement thereof and (3) such Lien secures only the obligation secured thereby at the time such property or asset is acquired;

(g)           any Lien in existence on the Effective Date to the extent set forth on Schedule 7.01, but only, in the case of each such Lien, to the extent it secures an obligation outstanding on the Effective Date to the extent set forth on such Schedule, and extensions, renewals and refinancings of such obligations that do not increase the outstanding principal amount thereof (other than for accrued interest and transactional fees and expenses of such extension, renewal or refinancing);

(h)           any Lien securing Purchase Money Indebtedness, or to secure payment of all or any part of the cost of construction of improvements as they are incurred or within 270 days thereafter, but only if, in the case of each such Lien, (i) such Lien shall at all times be confined solely to the property or asset the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien and to improvements thereafter erected on or attached to such property or asset or any property or asset acquired in substitution or replacement thereof and (ii) such Lien attached to such property or asset within 270 days of the acquisition or improvement of such property or asset;

(i)            easements, reservations, rights-of-way, restrictions, survey exceptions and other similar encumbrances as to real property which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially interfere with the conduct of the business of the Borrower or any Significant Subsidiary conducted at the property subject thereto;

(j)            licenses, leases and subleases of property owned or leased by the Borrower or any Significant Subsidiary not interfering with the ordinary conduct of the business of the Borrower and the Significant Subsidiaries;

(k)           Liens securing obligations, neither assumed by the Borrower or any Significant Subsidiary nor on account of which the Borrower or any Significant Subsidiary customarily pays interest, upon real estate or under which the Borrower or any Significant Subsidiary has a right-of-way, easement, franchise or other servitude or of which the Borrower or any Significant Subsidiary is the lessee of the whole thereof or any interest therein for the purpose of locating transmission and distribution lines and related support structures, pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or similar equipment;

(l)            Liens arising by virtue of any statutory or common law or contractual provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a depository institution;

(m)          any Lien constituting a renewal, extension or replacement of a Lien permitted under clause (f), (g) or (h) of this Section 7.01, but only if (i) at the time such Lien is granted and immediately after giving effect thereto, no Default or Event of Default would exist and be continuing, (ii) such Lien is limited to all or a part of the property or asset that was subject to the Lien so renewed, extended or replaced and to improvements thereafter erected on or attached to such property or asset or any property or asset acquired in substitution or replacement thereof, (iii) the principal amount of the obligations secured by such Lien does not exceed the principal amount of the obligations secured by the Lien so renewed, extended or replaced, together with reasonable out-of-pocket expenses and accrued interest with respect to the obligations so renewed, extended or replaced, and (iv) the obligations secured by such Lien bear interest at a rate per annum not exceeding the rate borne by the obligations secured by the Lien so renewed, extended or replaced except for any increase that, in the reasonable opinion of the Borrower, is commercially reasonable at the time of such increase;

(n)           Liens securing Indebtedness or other obligations of the Borrower or any Significant Subsidiary; provided, that at the time any such Indebtedness or other monetary obligation is incurred (and after giving effect to the concurrent repayment of any Indebtedness or other monetary obligations with the proceeds thereof),  the aggregate principal amount of all Indebtedness and other monetary obligations then secured pursuant to this clause (n) does not exceed 15% of Consolidated Capitalization;

(o)           any Lien on any capital stock of any corporation which is registered in the name of Borrower or otherwise owned by or held for the benefit of the Borrower (other than, in either case, the capital stock of any Significant Subsidiary) which may constitute Margin Stock; or

(p)           any Lien on property arising in connection with any defeasance, covenant defeasance or in substance defeasance of any Indebtedness pursuant to an express contractual provision with respect thereto or GAAP.

Section 7.02         Sale of Assets; Consolidation; Merger

The Borrower will not and will not permit any Significant Subsidiary to,

(a)           sell, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any Person;

(b)           consolidate with or merge into any other corporation (other than a merger of a Subsidiary into, or a consolidation of a Subsidiary with, the Borrower), or acquire all or substantially all the properties and assets of any Person unless:

(i)            in the case of a merger or consolidation with the Borrower, the Borrower is the surviving corporation; and

(ii)           after giving effect to any merger or consolidation or acquisition, the Borrower is in pro forma compliance with Section 7.05;

(iii)          no Default or Event of Default exists or results therefrom and is continuing; and

(iv)          the Administrative Agent shall have received prior to the consummation of any such merger, consolidation or acquisition, a certificate executed by a Financial Officer as to each of the matters described in clause (i)-(iii); or

(c)           sell, assign, transfer, or otherwise dispose of the common stock of or other ownership interests ordinarily entitled to vote in the election of directors of any Significant Subsidiary, other than directors’ qualifying shares.

Section 7.03         Restrictive Agreements

The Borrower will not, and will not permit any Significant Subsidiary to, enter into, incur, permit to exist, directly or indirectly any agreement or arrangement that prohibits, restricts or imposes any condition upon the ability of any Significant Subsidiary to (a) make any Restricted Payments or to repay any Indebtedness owed to the Borrower, (b) make loans or advances to the Borrower or (c) transfer any of its property or assets to the Borrower, provided that the foregoing shall not apply to restrictions and conditions (i) imposed by law or regulation or by any regulatory agency, body or authority including under agreements with regulatory agencies, bodies, or authorities (ii) contained in or otherwise permitted by this Agreement, (iii) existing on the Effective Date identified on Schedule 7.03 hereto, and amendments and modifications thereto, so long as such amendments and modifications do not materially expand the scope of any such restriction or condition, or (iv) that are entered into, incurred or permitted to exist following the date hereof that are not materially more expansive in scope than the restrictions and conditions referred to in this Section 7.03.

Section 7.04         Transactions with Affiliates

Except as specifically permitted by this Agreement, the Borrower will not, and will not permit any of its Significant Subsidiaries to, sell, transfer, lease or otherwise dispose of (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except at prices and on terms and conditions not materially less favorable to the Borrower or such Significant Subsidiary than could be obtained on an arms length basis from unrelated third parties, provided that this Section shall not apply to any transaction that is otherwise permitted under this Article 7.

Section 7.05         Consolidated Capitalization Ratio

The Borrower will not permit its Consolidated Capitalization Ratio to be less than 0.35 to 1.00 as of the end of any fiscal quarter or fiscal year end.

Section 7.06         Guaranties

The Borrower will not and will not permit any of its Significant Subsidiaries to, incur, create or assume any Guarantee of Indebtedness of any of the Borrower’s direct or indirect electric utility Subsidiaries (“Subsidiary Indebtedness”) if after the incurrence of such Subsidiary Indebtedness the Consolidated Subsidiary Funded Debt to Capitalization Ratio of such Significant Subsidiary would exceed 0.65 to 1.00.

ARTICLE 8.         EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Revolving Loan or Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Revolving Loan or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower in or pursuant to this Agreement or any amendment or modification hereof or thereof or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to any Loan Document or any amendment or modification hereof or thereof or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.03 (with respect to the Borrower’s existence), 6.08, 7.02, 7.03, 7.05, or 7.06;

(e)           (i)  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02 and such failure shall continue unremedied for a period of 10 days after a Financial Officer of the Borrower shall have obtained knowledge thereof;

(ii)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b), (d) or (e)(i) of this Article), and such failure shall continue unremedied for a period of 30 days after the Borrower shall have received notice thereof from the Administrative Agent;

(f)            the Borrower, both MECO and HELCO, or any other Significant Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and after the expiration of any applicable grace period;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that then enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided, that no Event of Default shall occur under this paragraph (g) as a result of (i) any notice of voluntary prepayment delivered by the Borrower or Significant Subsidiary with respect to any Indebtedness, (ii) any voluntary sale of assets by the Borrower or Significant Subsidiary as a result of which any Indebtedness secured by such assets is required to be prepaid or (iii) the exercise of any contractual right to cause the prepayment of such Material Indebtedness (other than the exercise of a remedy for an event of default under the applicable contract or agreement);

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, both MECO and HELCO, or any other Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, both MECO and HELCO, or any other Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered and continues unstayed for 30 days;

(i)            the Borrower, both MECO and HELCO or any other Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, both MECO and HELCO or any other Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Borrower, both MECO and HELCO, or any other Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (net of any amount covered by insurance) shall be rendered against the Borrower or any Significant Subsidiary or any combination thereof and the same is not appealed, satisfied, vacated, suspended, discharged or stayed pending appeal within 60 days after entry of such judgment or is not satisfied or discharged within 30 days after the expiration of any such stay;

(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Significant Subsidiaries in an aggregate amount exceeding 25% of the projected benefit obligations under all Plans;

(m)          this Agreement or any other material Loan Document shall cease, for any reason (other than as a result of an act or omission by a Credit Party), to be valid and binding and enforceable against the Borrower in any material respect, or the Borrower shall so assert in writing or shall disavow any of its obligations thereunder;

(n)           any Significant Subsidiary shall fail to pay its Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default and such failure shall continue for more than 30 days, except where (i) the validity or amount thereof is being contested in good faith and, if applicable, by appropriate proceedings, (ii) such Significant Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect; or

(o)           a Change in Control shall occur;

then, and in every such event (other than an event described in clause (h) or (i) of this Article with respect to the Borrower), and at any time thereafter during the continuance of such event, the Administrative Agent shall (at the request of the Required Lenders) or  may (with the consent of the Required Lenders), in each case by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) demand cash collateralization of the Letter of Credit Exposure; and in case of any event described in clause (h) or (i) of this Article with respect to the Borrower, the Commitments shall automatically terminate and the principal of the Revolving Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 9.         THE ADMINISTRATIVE AGENT

Section 9.01         Appointment

Each Credit Party hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

Section 9.02         Individual Capacity

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 9.03         Exculpatory Provisions

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan

Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Credit Party (and, promptly after its receipt of any such notice, it shall give each Credit Party and the Borrower notice thereof), and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness hereof or thereof or any other agreement, instrument or other document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or its counsel.

Section 9.04                             Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be internal or external counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05                             Performance of Duties

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, provided that no such delegation shall serve as a release of the Administrative Agent or waiver by the Borrower of any rights hereunder.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06                             Resignation; Successors

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Credit Parties and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent shall, in consultation with the Borrower, on behalf of the Credit Parties, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 9.07                             Non-Reliance by Credit Parties

Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document, any related agreement or any document furnished hereunder or thereunder.

Section 9.08                             Agents

None of the Persons identified on the cover page of this Agreement or in the preamble to this Agreement as a “co-syndication agent”, “co-documentation agent”, “lead arranger”, “co-arranger”, or “book manager” shall have any right, power, obligation, liability, responsibility or duty to any other Person under this Agreement, any of the other Loan Documents or otherwise, other than JPMCB in its capacity as Administrative Agent, JPMCB in its capacity as Issuing Bank, and each Lender in its capacity as a Lender.  Without limiting the foregoing, none of such Persons so identified shall have or be deemed to have any fiduciary relationship with any other Person but such Persons shall have the benefit of the provisions of Section 9.02.

ARTICLE 10.                    MISCELLANEOUS

Section 10.01                      Notices

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:

(a)                                 if to the Borrower:

Hawaiian Electric Company, Inc.

900 Richards Street (if by hand delivery or overnight courier)

Honolulu, Hawaii 96813

P.O. Box 2750 (if by mail)
Honolulu, Hawaii 96840-0001

Attention:  Ms. Tayne S.Y. Sekimura

Senior Vice President and Chief Financial Officer

Telephone No.: 808-543-7840

Facsimile No.:  808-203-1176

(b)                                 if to the Administrative Agent:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor 7th

IL1-0010
Chicago, IL 60603-2003

Attention:  Hiral Patel

Telephone No.: 312-732-6221

Facsimile No.:  312-385-7096

with a copy to:

JPMorgan Chase Bank, N.A.

1999 Avenue Of The Stars, Floor 27

CA2-1274
Los Angeles, CA 90067-6022

Attention:  Jeff Bailard

Telephone No.: 310-860-7256

Facsimile No.:  310-860-7110

(c)                                  if to the Issuing Bank:

JPMorgan Chase Bank, N.A.

Global Trade Services

300 South Riverside Plaza
Chicago, IL 60606-0236

Attention:  Standby LC Unit
Email: GTS.Client.Services@JPMChase.com

Telephone No.: 312-954-1941

Facsimile No.:  312-233-2266

(d)                                 if to any other Credit Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02                      Waivers; Amendments

(a)                                 No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Revolving Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall:

(i)                                     increase the Commitment of any Lender without the written consent of such Lender,

(ii)                                  reduce the principal amount of any Revolving Loan or Reimbursement Obligations, or reduce the rate of interest thereon (other than the imposition of additional interest under Section 3.01(c)), or reduce any fees or other amounts payable under the Loan Documents, without the written consent of each Lender directly affected thereby,

(iii)                               postpone the scheduled date of payment of the principal amount of any Revolving Loan, or any interest thereon, or any fees or other amounts payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Credit Party directly affected thereby,

(iv)                              change any provision hereof in a manner that would alter the pro rata sharing of payments required by any Loan Document, without the written consent of each Credit Party, or

(v)                                 change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of (A) the Administrative Agent hereunder without the prior written consent of the Administrative Agent and (B) the Issuing Bank hereunder without the prior written consent of the Issuing Bank.

Section 10.03                      Expenses; Indemnity; Damage Waiver

(a)                                 The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and J.P. Morgan Securities Inc., the sole Lead Arranger, including the reasonable and duly documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by any Credit Party, including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent and a single counsel for the other Credit Parties, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with and during any workout, restructuring or negotiations in respect of the Revolving Loans and the Letters of Credit.

(b)                                 The Borrower shall indemnify each Credit Party and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations hereunder and thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Revolving Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of (or a breach in bad faith by such Indemnitee of its express obligations under any Loan Document) such Indemnitee, (B) arise out of a claim brought by the Borrower against an Indemnitee for a breach which is finally determined by a final and nonappealable judgment to have constituted a bad faith breach of such Indemnitee’s obligations under this Agreement or (C) relate to Taxes, except as provided in Section 3.07.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)                                 To the extent permitted by applicable law, each party hereto agrees that it will not assert, and hereby waives, any claim against any Indemnitee or the Borrower, as the case may be, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated hereby or thereby, the Transactions or any Revolving Loan or the use of the proceeds thereof.

(e)                                  All amounts due under this Section shall be payable promptly, but in any event no later than 30 days, after written demand therefor, accompanied by proper supporting documentation, and without prejudice to the Borrower’s right to contest the amount or the validity of any claim for payment.

Section 10.04                      Successors and Assigns

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Credit Party (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of any Loan Document.

(b)                                 Each Lender may, and, so long as no Default shall have occurred and be continuing, if demanded by the Borrower pursuant to 3.08(b) upon at least five Business Days’ notice to such Lender, the Issuing Bank and the Administrative Agent will, assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Revolving Loans (including, for the purposes of this Section 10.04(b), participations in Letters of Credit) owing to it and the Note held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all facilities (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 (or such lesser amount as shall be approved by the Administrative Agent and, unless a Default has occurred and is continuing under Section 8(a), Section 8(h) or Section 8(i) or unless an Event of Default has occurred and is continuing, the Borrower), (iii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loans or the Commitments assigned, (iv) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender, such assignment shall be approved, so long as no Default has occurred and is continuing under Section 8(a), Section 8(h) or Section 8(i) and no Event of Default has occurred and is continuing at the time of effectiveness of such assignment, by the Borrower (such approval not to be unreasonably withheld or delayed), (v) each such assignment shall be to an Eligible Assignee, (vi) each assignment must be approved (such approvals not to be unreasonably withheld or delayed) by the Administrative Agent and the Issuing Bank unless the Person that is proposed is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), (vii) each such assignment made as a result of a demand by the Borrower pursuant to this Section 10.04(b) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (viii) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 10.04(b) unless and until such Lender shall have received one or more payments from the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Borrowing owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (ix) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and (except in the case of any such assignment by a Lender to an Affiliate or Approved Fund of such Lender) a processing and recordation fee of $3,500; provided, however, that for each such assignment made as a result of a demand by the Borrower pursuant to Section 3.08, the Borrower or such assignee shall pay to the Administrative Agent the applicable processing and recordation fee.

(c)                                  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or the Issuing Bank, as the case may be, hereunder and (ii) the Lender or the Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 3.05, 3.07 and 10.03 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or the Issuing Bank’s rights and obligations under this Agreement, such Lender or the Issuing Bank shall cease to be a party hereto).

(d)                                 By executing and delivering an Assignment and Acceptance, each Credit Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Credit Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Credit Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Credit Party or any other Credit Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or the Issuing Bank, as the case may be.

(e)                                  The Administrative Agent shall maintain at its address referred to in Section 10.01 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Credit Parties and their Commitments under each facility of, and principal amount of the Revolving Loans owing under each facility to, each Credit Party from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent clearly demonstrable error, and the Borrower, the Administrative Agent and the other Credit Parties may treat each Person whose name is recorded in the Register as a Credit Party hereunder for all purposes of this Agreement;

provided, however, in the case of an assignment to an Affiliate of the assigning Lender, such assignment shall be effective between such Lender and its Affiliate immediately without compliance with the conditions for assignment under this Section 10.04, but shall not be effective with respect to any other party hereto, and each other party hereto shall be entitled to deal solely with such assigning Lender under any such assignment, in each case until the conditions for assignment under this Section 10.04 have been satisfied. The Register shall be available for inspection by the Borrower or the Administrative Agent or any other Credit Party at any reasonable time and from time to time upon reasonable prior notice.

(f)                                   Upon its receipt of an Assignment and Acceptance executed by an assigning Credit Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit C hereto.

(g)                                  Each Credit Party may sell participations to one or more Persons (other than the Borrower or any of its Affiliates) (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Revolving Loans (including such Lender’s participations in Reimbursement Obligations) owing to it and the Note (if any) held by it); provided, however, that (i) such Credit Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Credit Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Credit Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Credit Parties shall continue to deal solely and directly with such Credit Party in connection with such Credit Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Borrowings or Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Borrowings or Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The Borrower agrees that each participant shall be entitled to the benefits of Sections 3.05, 3.06, 3.07 and 10.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such participant agrees to be subject to Section 2.08(c) and Section 10.12 as though it were a Lender.  A participant shall not be entitled to receive any greater payment under Section 3.05 or 3.07 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant.

(h)                                 Any Credit Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Credit Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential Information received by it from such Credit Party in accordance with Section 10.12 to the same extent as if it were a Credit Party.

(i)                                     Notwithstanding anything to the contrary contained herein, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations under the Loan Documents or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05                      Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Revolving Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Revolving Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 3.05, 3.06, 3.07 and 10.03 and Article 9 shall survive and remain in full force and effect regardless of the repayment of the Revolving Loans and the termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06                      Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent or Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of this Agreement by facsimile transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07                      Severability

In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.08                      Right of Setoff

If an Event of Default shall have occurred and be continuing, each of the Lenders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by it, irrespective of whether or not it shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each of the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that it may have.

Section 10.09                      Governing Law; Jurisdiction; Consent to Service of Process

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflict of laws.

(b)                                 The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any other Credit Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

(c)                                  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10                      WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11                      Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12                      Confidentiality

Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below) and not to use Information in violation of law, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, provided that each such Person agrees to maintain the confidentiality of such information on the terms set forth in this Section, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or, (ii) becomes available to such Credit Party on a nonconfidential basis from a source other than the Borrower and without breach of this Agreement; provided, however, that, unless prohibited by applicable law, a Credit Party will provide prior notice to the Borrower of such Credit Party’s intention to disclose Information pursuant to clause (c) above or to disclose Information pursuant to clause (e) above in connection with any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, including, without limitation, information received from the Borrower or any of its Related Parties pursuant to Section 6.01(f), 6.02 and 6.06 of this Agreement, other than any such information that is available to any Credit Party on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13                      Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Loan, together with all fees, charges and other amounts that are treated as interest on such Revolving Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Revolving Loan in accordance with applicable law, the rate of interest payable in respect of such Revolving Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Revolving Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Revolving Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.14                      No Third Parties Benefited

This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Administrative Agent, the Issuing Bank and the Lenders, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  Neither the Administrative Agent nor the Issuing Bank nor any Lender shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

Section 10.15                      USA PATRIOT Act Notice

Each of the Administrative Agent and each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Administrative Agent and such Lender to identify the Borrower in accordance with the Patriot Act.

Section 10.16       No Fiduciary Duty

The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates.  The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and the Borrower, its stockholders or its affiliates, on the other.  The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person.  The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HAWAIIAN ELECTRIC COMPANY, INC.,
as the Borrower

By:	/s/ Tayne S. Y. Sekimura
Name: Tayne S. Y. Sekimura
Title: Senior Vice President and Chief Financial
Officer

By:	/s/ Lorie Ann Nagata
Name: Lorie Ann Nagata
Title: Treasurer

Signature Page to Credit Agreement

Hawaiian Electric Company, Inc.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, as Issuing Bank and as a Lender

By:	/s/ Ling Li
Name: Ling Li
Title: Vice President

Signature Page to Credit Agreement

Hawaiian Electric Company, Inc.

BANK OF HAWAII,
as Co-Syndication Agent and as a Lender

By:	/s/ Anna Hu
Name: Anna Hu
Title: Vice President

Signature Page to Credit Agreement

Hawaiian Electric Company, Inc.

U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agent and as a Lender

By:	/s/ Holland H. Williams
Name: Holland H. Williams
Title: AVP-Portfolio Manager

Signature Page to Credit Agreement

Hawaiian Electric Company, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agent and as a Lender

By:	/s/ Yann Blindert
Name: Yann Bindert
Title: Vice President

Signature Page to Credit Agreement

Hawaiian Electric Company, Inc.

BANK OF AMERICA, N.A.,
as Co-Documentation Agent and as a Lender

By:	/s/ Gordon H. Gray
Name: Gordon H. Gray
Title: Senior Vice President

Signature Page to Credit Agreement

Hawaiian Electric Company, Inc.

UNION BANK, N.A.,
as Co-Documentation Agent and as a Lender

By:	/s/ Robert Olson
Name: Robert Olson
Title: Senior Vice President

Signature Page to Credit Agreement

Hawaiian Electric Company, Inc.

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ Mark W. Rogers
Name: Mark W. Rogers
Title: Vice President

Signature Page to Credit Agreement

Hawaiian Electric Company, Inc.

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

Signature Page to Credit Agreement

Hawaiian Electric Company, Inc.

SCHEDULE 1.01
Hawaiian Electric Company, Inc.
Consolidated Capitalization, Consolidated Funded Debt and

Consolidated Subsidiary Funded Debt

AS OF DECEMBER 31, 2009

($thousands)	HECO	HELCO		MECO		RHI		UBC	Eliminations	CONSOLIDATED
ST borrowings from non-affiliates	—	—		—		—		—		—
ST borrow between HECO, HELCO, MECO, RHI, UBC	11,000	20,100		—		—		—	(31,100)	—
ST borrowings from HEI	—	—		—		—		—		—
Capital lease obligations, including current portion	—	—		—		—		—		—
Purchase money indebtedness	—	—		—		—		—		—
Borrowings under Syndicated Credit Agreement	—	—		—		—		—		—
Revenue bonds, including current portion	641,580	201,600		164,720		—		—		1,007,900
Less funds on deposit with trustees	—	—		—		—		—		—
Less unamortized discount	(926)	(352)		(353)		—		—		(1,631)
Other long-term debt — unsecured (QUIDS), including current portion	31,546	10,000		10,000		—		—	—	51,546
Funded debt	683,200	231,348	(3)	174,367	(3)	—	(3)	—	(31,100)	1,057,815	(2)

Preferred stock	22,293	—		—		—		—	—	22.293
Noncontrolling interest — cumulative preferred stock of subsidiaries	—	7,000		5,000		—		—	—	12,000

Common stock	91,931	22,086		15,826		781		560	(39,253)	91,931
Premium and/or expense on common & preferred stock	385,659	81,955		79,094		—		—	(161,049)	385,659
Retained earnings	827,036	136,458		126,165		(687)		(542)	(261,394)	827,036
Common stock equity	1,304,626	240,499		221,085		94		18	(461,696)	1,304,626
Capitalization (a)	2,010,119	478,847		400,452		94		18	(492,796)	2,396,734	(1)

Notes:

(1)                               Consolidated Capitalization

(2)                               Consolidated Funded Debt

(3)                               Consolidated Subsidiary Funded Debt, individually

(a)                                Excludes AOCI Income (Loss)

Schedule 2.01

(HECO Credit Agreement)

Lender	Revolving Commitment	Letter of Credit Commitment
JPMorgan Chase Bank, N.A.	$32,083,333.33	$9,166,666.68
Bank of Hawaii	$23,333,333.33	$6,666,666.66
U.S. Bank National Association	$23,333,333.33	$6,666,666.66
Wells Fargo Bank, National Association	$23,333,333.33	$6,666,666.66
Bank of America, N.A.	$23,333,333.34	$6,666,666.67
Union Bank, N.A.	$23,333,333.34	$6,666,666.67
The Bank of New York Mellon	$17,500,000.00	$5,000,000.00
Goldman Sachs Bank USA	$8,750,000.00	$2,500,000.00

Total	$175,000,000.00	$50,000,000.00

SCHEDULE 4.12
SUBSIDIARIES

Corporate Organizational Structure of HECO
as of May 7, 2010

Legend

HECO - Hawaiian Electric Company, Inc.

HELCO - Hawaii Electric Light Company, Inc.

MECO - Maui Electric Company, Limited

RHI - Renewable Hawaii, Inc.

UBC - Uluwehiokama Biofuels Corp.

Trust III - HECO Capital Trust III

(1)Common Stock Ownership %

(2)Common Securities Ownership %

SCHEDULE 7.01

EXISTING LIENS

Debtor	Secured Party	Jurisdiction	UCC File Number	UCC File Date	Collateral Description*
Hawaiian Electric Company, Inc. (as Defendant)	Keahole Defense Coalition et al. (as Plaintiffs)	Hawaii	2000-026265*	02/28/2000	First Amended and Restated Order Regarding Plaintiffs’ Request for Attorneys’ Fees in the amount of $205,380
Hawaiian Electric Company, Inc. (as Defendant)	Keahole Defense Coalition et al. (as Plaintiffs)	Hawaii	2000-026266*	02/28/2000	First Amended and Restated Order Regarding Plaintiffs’ Request for Costs in the amount of $5,186.36
Hawaiian Electric Company, Inc.	Hannon Armstrong Federal Government Receivables Trust (as assignee of Hannon Armstrong DSM Funding LLC)	Hawaii	2005-094089	05/11/2005	All money due and to become due under a 2004 delivery order with a U.S. Navy ordering agency, including all proceeds
Hawaii Electric Light Company, Inc.	Keahole Defense Coalition et al. (as Plaintiffs)	Hawaii	2000-026265*	02/28/2000	First Amended and Restated Order Regarding Plaintiffs’ Request for Attorneys’ Fees in the amount of $205,380
Hawaii Electric Light Company, Inc.	Keahole Defense Coalition et al. (as Plaintiffs)	Hawaii	2000-026266*	02/28/2000	First Amended and Restated Order Regarding Plaintiffs’ Request for Costs in the amount of $5,186.36

Hawaii Electric Light Company, Inc., a transmitting utility	U.S. Bank National Association (as successor to Wachovia Bank, National Association, as Trustee (“Trustee”) (as assignee of Department of Budget and Finance, State of Hawaii (the “Department”)))	Hawaii	2005-009361	01/14/2005	Certain rights as provided in that certain Trust Indenture dated as of January 1, 2005 by and between the Department and the Trustee
Hawaii Electric Light Company, Inc., a transmitting utility	Wells Fargo Bank, National Association (“Trustee”) (as assignee of Department of Budget and Finance, State of Hawaii (the “Department”))	Hawaii	2007-052663	03/22/2007	Certain rights as provided in that certain Trust Indenture dated as of March 1, 2007 by and between the Department and the Trustee
Hawaii Electric Light Company, Inc., a transmitting utility	The Bank of New York Mellon Trust Company, N.A. (“Trustee”)	Hawaii	2009-113982	07/24/2009	Certain rights as provided in that certain Trust Indenture dated as of July 1, 2009 by and between the Department of Budget and Finance of the State of Hawaii and the Trustee
Maui Electric Company, Ltd., a transmitting utility	U.S. Bank National Association (as successor to Wachovia Bank, National Association, as Trustee (“Trustee”) (as assignee of Department of Budget and Finance, State of Hawaii (the “Department”)))	Hawaii	2005-009362	01/14/2005	Certain rights as provided in that certain Trust Indenture dated as of January 1, 2005 by and between the Department and the Trustee

*  All obligations secured by this Lien have been paid or performed in full, but the secured party has not yet released or terminated the financing statement(s) relating thereto.  HECO is working with the secured party to obtain the release and/or termination of such financing statement(s).

SCHEDULE 7.03

HAWAIIAN ELECTRIC COMPANY, INC.

EXISTING RESTRICTIONS

Pursuant to Section 7.03 of the Credit Agreement, the following restrictions and conditions exist on May 7, 2010:

1.                                       Hawaiian Electric Company, Inc. (“HECO”), Maui Electric Company, Ltd. (“MECO”) and Hawaii Electric Light Company, Inc. (“HELCO”) are subject to restrictive covenants in connection with the offer and sale in March 2004 of Cumulative Quarterly Income Preferred Securities, as disclosed in the Registration Statements on Form S-3, Regis. Nos. 333-111073, 333-111073-01, 333-111073-02 and 333-111073-03 filed with the Securities and Exchange Commission, which descriptions are incorporated herein by reference.

2.                                       HECO, MECO and HELCO are subject to restrictive covenants in connection with their cumulative preferred stock financings to the effect that, until dividends have been paid or declared or set apart for payment on all shares of the respective company’s cumulative preferred stock, (a) no distributions on the respective company’s common stock or any future class of stock except cumulative preferred stock shall be made and (b) the respective company shall not purchase or otherwise acquire any of the respective company’s common stock or any future class of stock except cumulative preferred stock.  In the event of liquidation, dissolution, receivership, bankruptcy, disincorporation or winding up of the affairs of the respective company, cumulative preferred stockholders are entitled to the par value of their shares and accrued and unpaid dividends, before any distribution is made to holders of the respective company’s common stock or any future class of stock except cumulative preferred stock.

3.                                       HECO, MECO and HELCO are subject to restrictive covenants in connection with their special purpose revenue bonds which contain provisions to the effect that HECO, MECO and HELCO shall not dissolve or otherwise dispose of all or substantially all its assets, and will not consolidate with or merge into another entity or permit other entities to consolidate with or merge into it, unless certain specific requirements are met.

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Assignment and Acceptance Agreement (as the same may be amended, supplemented or otherwise modified from time to time, this “Assignment and Acceptance Agreement”), dated as of 20     by and between [NAME OF ASSIGNOR], a Lender under the Credit Agreement referred to below (the “Assignor”), and [NAME OF ASSIGNEE] (the “Assignee”).

R E C I T A L S

A.                                   Reference is made to the Credit Agreement, dated as of May 7, 2010, among Hawaiian Electric Company, Inc., a Hawaii corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Issuing Bank and Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

B.                                     Pursuant to the Credit Agreement and subject to the limitations set forth therein the Credit Parties agreed to make the Revolving Loans and participate in the Letter of Credit sub-facility under the terms and conditions therein set forth.

C.                                     The amount of the Assignor’s Revolving Commitment and Letter of Credit Commitment (without giving effect to the assignment effected hereby or to other assignments thereof which have not yet become effective) is specified in Item 1 of Schedule 1 hereto.  The outstanding principal amount of the Assignor’s Revolving Loans without giving effect to the assignment effected hereby or to other assignments thereof which have not yet become effective, is specified in Item 2 of Schedule 1 hereto.

D.                                    The Assignor wishes to sell and assign to the Assignee, and the Assignee wishes to purchase and assume from the Assignor, (i) the portion of the Assignor’s rights and obligations under the Loan Documents, including its Revolving Commitment and Letter of Credit Commitment specified in Item 3 of Schedule 1 hereto (collectively, the “Assigned Commitment”)[, and (ii) the portion of the Assignor’s Revolving Loans specified in Item 4 of Schedule 1 hereto (the “Assigned Loans”)].

The parties agree as follows:

1.  Assignment

Subject to the terms and conditions set forth herein and in the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse, on the date hereof, [(i) all right, title and interest of the Assignor in and to the Assigned Loans, and (ii)] all rights and obligations of the Assignor under the Loan Documents with respect to the Assigned Commitment.  [As full consideration for the sale of the Assigned Loans, the Assignee shall pay to the Assignor on the date hereof an amount equal to the principal amount of the Assigned Loans or such other amount as shall be agreed upon by the Assignor and the Assignee (the “Purchase Price”), and the [Assignor/Assignee] shall pay the fee payable to the Administrative Agent pursuant to Section 10.04(b) of the Credit Agreement] [The [Assignor/Assignee] shall pay the fee payable to the Administrative Agent pursuant to Section 10.04(b) of the Credit Agreement].

2.  Representations and Warranties

(a)  Each of the Assignor and the Assignee represents and warrants to the other that (i) it has full power and legal right to execute and deliver this Assignment and Acceptance Agreement and to perform the provisions of this Assignment and Acceptance Agreement; (ii) the execution, delivery and performance of this Assignment and Acceptance Agreement have been authorized by all action, corporate or otherwise, and do not violate any provisions of its organizational documents or any contractual obligations or requirement of law binding on it; and (iii) this Assignment and Acceptance Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. The Assignor further represents that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor.

(b)  The Assignee represents and warrants to the Assignor (i) it is an “accredited investor” within the meaning of Regulation D of the SEC, as amended, and (ii) it has, independently and without reliance upon the Assignor, and based on such documents and information as it has deemed appropriate, made its own evaluation of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to enter into this Assignment and Acceptance Agreement.

3.  Effect of Assignment.

(a)  Upon the effective date hereof, (i) the Administrative Agent shall record the assignment contemplated hereby, (ii) the Assignee, unless already a Lender, shall become a Lender, with all the rights and obligations as a Lender under the Credit Agreement, and (iii) the Assignor, to the extent of the assignment provided for herein, shall be released from its obligations under the Loan Documents, with respect to the [Assigned Loans and] Assigned Commitment.

(b)  The Assignee hereby appoints and authorizes the Administrative Agent to take such action, on and after the date hereof, as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to such Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

(c)  From and after the effective date hereof, the Credit Parties and the Borrower shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee.  The Assignor and the Assignee shall make all appropriate adjustments directly between themselves with respect to amounts under the Loan Documents which accrued prior to the date hereof and which were paid thereafter.

4.  Method of Payment

All payments to be made either to the Assignor or the Assignee by the other hereunder shall be made by wire transfer in immediately available funds to the account designated by the Assignor or the Assignee, as the case may be.

5.  Notices

All notices, requests and demands to or upon the Assignee in connection with this Assignment and Acceptance Agreement and the Loan Documents are to be sent or delivered to the place set forth adjacent to its name on the signature page(s) hereof.

6.  Miscellaneous

(a)  For purposes of this Assignment and Acceptance Agreement, all calculations and determinations with respect to [the Assigned Loans,] the Assigned Commitment and all other similar calculations and determinations, shall be made and shall be deemed to be made as of the commencement of business on the date of such calculation or determination, as the case may be.

(b)  Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

(c)  This Assignment and Acceptance Agreement embodies the entire agreement and understanding between the Assignor and the Assignee with respect to the subject matter hereof and supersedes all other prior arrangements and understandings between the Assignor and the Assignee with respect to the subject matter hereof.

(d)  This Assignment and Acceptance Agreement may be executed in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same agreement.  It shall not be necessary in making proof of this Assignment and Acceptance Agreement to produce or account for more than one counterpart signed by the party to be charged.

(e)  Every provision of this Assignment and Acceptance Agreement is intended to be severable, and if any term or provision hereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

(f)  This Assignment and Acceptance Agreement shall be binding upon and inure to the benefit of the Assignor and the Assignee and their respective successors and permitted assigns, except that neither party may assign or transfer any of its rights or obligations hereunder (i) without the prior written consent of the other party, and (ii) in contravention of the Credit Agreement.

(g)  This Assignment and Acceptance Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to principles of conflict of laws.

(h)  This Assignment and Acceptance Agreement shall become effective on the date it has been executed by the Assignor, the Assignee, the Administrative Agent, if a Revolving Commitment is being assigned, the Issuing Bank and, unless a Default under Section 8(a), 8(h) or 8(i) of the Credit Agreement, or an Event of Default, has occurred and is continuing, the Borrower.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

Address for notices	[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:
Attention:

Telephone:  (      )         -
Facsimile:  (      )         -

Consented to and Accepted this      day:
of                   ,

JPMORGAN CHASE BANK, N.A., as
Administrative Agent [and Issuing Bank](1)
By:
Name:
Title:

[Assignment and Acceptance Agreement]

(1) Delete if consent is not required by Section 10.04(b) of the Credit Agreement.

[Consented to and](2) Accepted this day:
of ,

HAWAIIAN ELECTRIC COMPANY, INC.

By:
Name:
Title:

By:
Name:
Title:

[Assignment and Acceptance Agreement]

(2)                                  Delete if consent is not required by Section 10.04(b) of the Credit Agreement.

SCHEDULE 1

TO

ASSIGNMENT AND ACCEPTANCE AGREEMENT,
dated as of                  , 20    ,
between [NAME OF ASSIGNOR], as Assignor
and
[NAME OF ASSIGNEE], as Assignee,
relating to the
Credit Agreement, dated as of May 7, 2010,
by and among
Hawaiian Electric Company, Inc.,
the Lenders party thereto
and
JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank

Item 1.	Amount of Assignor’s Aggregate Commitment*:

	(a)	Revolving Commitment
	(b)	Letter of Credit Commitment	$

Item 2.	Outstanding principal balance/amount of the Assignor’s Revolving Loans*:

	(a)	Revolving Loans consisting of:	$

		ABR Borrowing	$
		Eurodollar Borrowing	$

Item 3.	Amount of Revolving Commitment and/or Letter of Credit Commitment being assigned:

	(a)	Revolving Commitment	$
	(b)	Letter of Credit Commitment	$

Item 4.	Outstanding principal balance/amount of the Revolving Loans being assigned:

	(a)	Revolving Loans consisting of:	$

		ABR Borrowing	$
		Eurodollar Borrowing	$

*                                         Without giving effect to the assignment contemplated hereby or to other assignments which have not yet become effective.

A-1

EXHIBIT B-1

FORM OF OPINION LETTER OF JENNER & BLOCK LLP

May 7, 2010

JPMorgan Chase Bank, N.A., as Administrative Agent,
and the Lenders referred to in the
Credit Agreement (as defined below)
10 South Dearborn Street
Chicago, IL 60603

Re:  Hawaiian Electric Company, Inc.

Ladies and Gentlemen:

We have acted as counsel to Hawaiian Electric Company, Inc., a Hawaii corporation (the “Borrower”), in connection with the Credit Agreement dated as of May 7, 2010 (the “Credit Agreement”), among the Borrower, the lenders party thereto (collectively, the “Lenders” and each, a “Lender”), the agents party thereto, and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the respective meanings given such terms in the Credit Agreement. This opinion is rendered to you pursuant to Section 5.01(c)(i) of the Credit Agreement.

In connection with this opinion, we have examined originals or copies of the following documents:

(i)                                     the Credit Agreement;

(ii)                                  the Notes;

(iii)                               the Amended Articles of Incorporation, as amended (the “Borrower’s Charter”) of the Borrower, as filed with the Director of Commerce and Consumer Affairs for the State of Hawaii;

(iv)                              the By-Laws of the Borrower (the “Borrower’s By-Laws”; and, together with the Borrower’s Charter, collectively, the “Governing Documents”);

(v)                                 the Certificate of the Secretary of the Borrower, as of the date hereof (the “Secretary’s Certificate”), as to certain actions taken by the Board of Directors of the Borrower on December 14, 2009, as to the titles, incumbency, and specimen signatures of certain officers of the Borrower; and

(vi)                              a Certificate of Good Standing issued by the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii.

The documents specified in subparagraphs (i) and (ii) above are referred to herein, collectively, as the “Loan Documents”.  In rendering this opinion, we have obtained such certificates and other information from public and government officials and from officers and employees of the Borrower, and have also examined such documents and corporate and other records as we have considered necessary or appropriate for the purposes of this opinion.

In our examination of the documents referred to in this opinion letter, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of

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all documents submitted to us as originals or copies, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinions expressed below, we have, without independent investigation, relied upon certificates, statements and representations of the Borrower and of its directors, officers and other representatives, including the Support Certificate attached hereto as Annex C.

In rendering the opinions set forth in this opinion letter, we have, with your consent, relied only upon the examination of documents described above and have made no independent verification or investigation of the factual matters set forth therein.

Based on the foregoing and subject to the other qualifications, assumptions, exclusions, and other limitations stated herein and as limited thereby, and after examination of such matters of law as we have deemed relevant, we are of the opinion that:

1.                                       Each Loan Document is a valid and binding obligation of the Borrower and is enforceable against the Borrower in accordance with its terms.

2.                                       The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations under each Loan Document will not (a) constitute a violation by the Borrower of any applicable provision of existing statutory law or governmental regulation covered by this opinion letter, or (b) violate any order, writ, injunction, judgment, determination, award or decree of any court applicable to the Borrower of which we are aware, which in our experience, without having made any special investigations as to the applicability of any specific law, rule or regulation, are normally applicable to transactions of the type contemplated by the Loan Documents.

3.                                       The Borrower is presently not required to obtain any consent, approval, authorization or order of, or make any filing with, any United States federal or State of New York court or governmental or regulatory agency in order to obtain the right to execute and deliver the Loan Documents, to borrow money under the Credit Agreement, and to perform its obligations under the Loan Documents except, in each case, for actions or filings required in connection with the ordinary course conduct by the Borrower of its business and ownership or operation by the Borrower of its assets.

4.                                       The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Our opinions are subject to the assumptions and qualifications set forth in Annex A to this opinion letter and do not cover or otherwise address any law or legal issue which is identified in Annex B to this opinion letter.  Our advice on every legal issue addressed in this opinion letter is based exclusively on the laws of the State of New York and such federal law of the United States which, in our experience, are normally applicable to general business entities not engaged in regulated business activities and to transactions of the type contemplated in the Loan Documents.

We have not undertaken any research for purposes of determining whether the Borrower or any of the transactions which may occur in connection with the Loan Documents is subject to any law or other governmental requirement other than to those laws and requirements which in our experience would generally be recognized as applicable in the absence of research by lawyers in New York, and none of our opinions covers any such law or other requirement.  We have relied, without any independent verification upon: (i) factual information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Loan Documents; (iii) factual information provided to us by the Borrower, including Annex C; and (iv) factual information we have obtained from such other sources as we have deemed reasonable.  Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our

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knowledge concerning such facts should be drawn from the fact that such representation has been undertaken by us.

Our advice on each legal issue addressed in this opinion letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based.  The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this opinion letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.

You may rely upon this opinion letter only for the purpose served by the provision in the Credit Agreement cited in the initial paragraph of this opinion letter in response to which it has been delivered.  Without our written consent: (i) no Person other than you (and your permitted assignees under the Credit Agreement) may rely on this opinion letter for any purpose; (ii) this opinion letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this opinion letter may not be cited or quoted in any other document or communication which might encourage reliance upon this opinion letter by any Person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this opinion letter may not be furnished to anyone for purposes of encouraging such reliance.

Sincerely,

Jenner & Block LLP

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ANNEX A

For purposes of this opinion letter, we have relied, without investigation, upon each of the following assumptions:

1.               each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine;

2.               (a) you are existing and in good standing in your jurisdiction of organization or formation, (b) you have the requisite power (including, without limitation, under the laws of your jurisdiction of organization or formation) to execute, deliver and perform your obligations under each of the Loan Documents to which you are a party, (c) each of the Loan Documents to which you are a party has been duly authorized by all necessary action on your part and has been duly executed and delivered by you, (d) you have satisfied those legal requirements that are applicable to you to the extent necessary to make the Loan Documents to which you are a party enforceable against you, and (e) each of the Loan Documents to which you are a party constitute valid and binding obligations of yours and are enforceable against you in accordance with their terms (subject to the qualifications, exclusions and other limitations similar to those applicable to this opinion letter);

3.               each of the Loan Documents has been duly authorized, executed and delivered by each of the parties thereto; the Borrower is duly organized under the laws of the Kingdom of Hawaii and is validly existing under the laws of the State of Hawaii and the Borrower has full power, authority and legal right (including, without limitation, any legal right dependent upon there being no necessary governmental approvals or filings and no conflict with laws, governing documents or contracts) to make and perform its obligations under the Loan Documents;

4.               each certificate obtained from a governmental authority relied on by us is accurate, complete and authentic and all relevant official public records to which each such certificate relates are accurate and complete;

5.               each person who has taken any action relevant to any of our opinions in the capacity of director or officer of any Person was duly elected or appointed to that director or officer position of such Person and held that position when such action was taken; and

6.               the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue.

We understand that you are separately receiving an opinion from the Borrower’s legal department with respect to certain of the foregoing assumptions, and we are advised that such opinion contains qualifications.  Our opinion herein stated is based on the assumptions specified in this Annex A and in this opinion letter and we express no opinion as to the effect on the opinions herein stated of the qualifications contained in such other opinion.

Whenever an opinion expressed herein is qualified by the phrase “to our knowledge,” “known to us,” or “nothing has come to our attention” or other phrase of similar import, such phrase is intended to mean the actual knowledge of information by the lawyers in our firm who have been principally involved in drafting or reviewing the Loan Documents, but does not include other information that might be

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revealed if there were to be undertaken a canvass of all lawyers in our firm, a general search of all files or any other type of independent investigation.

Each of our opinions in this opinion letter is subject to:

1.               the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws, including (a) the Bankruptcy Code of 1978, as amended (including matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed); (b) all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors; (c) state fraudulent transfer and conveyance laws; and (d) judicially developed doctrines in this area, such as substantive consolidation of entities, recharacterization and equitable subordination;

2.               the effect of general principles of equity, whether applied by a court of law or equity, including principles (a) governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made; (b) affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement; (c) requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement; (d) requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract; (e) requiring consideration of the materiality of (i) a breach and (ii) the consequences of the breach to the party seeking enforcement; (f) requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and (g) affording defenses based upon the unconscionability of the enforcing party’s conduct after the parties have entered into the contract;

3.               the qualification that provisions of any Loan Document stating that such Loan Document may only be amended or waived in writing may not be enforceable to the extent that an oral agreement or an implied agreement by trade practice, custom or course of conduct or dealing has been created modifying any such Loan Document;

4.               the qualification that we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to any of the Loan Documents with any state, Federal or other laws or regulations applicable to it, or (ii) the legal or regulatory status or the nature of the business of any party;

5.               the qualification that we express no opinion as to the title to any asset or the validity, perfection or priority of any security interest;

6.               the qualification that we express no opinion as to the validity, binding effect or enforceability of any provision of any of the Loan Documents (i) which requires further agreement by the parties or expressly or impliedly permits any party to take discretionary action which is arbitrary, unreasonable, or capricious, or would violate any implied covenant of good faith or would be commercially unreasonable, whether or not such action is permitted according to the specific terms of any of the Loan Documents, or (ii) regarding remedies available to any party for violations or breaches which are determined by a court to be nonmaterial or without substantial adverse effect upon the ability of the obligor to perform its material obligations thereunder;

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7.               the qualification that any requirement in any of the Loan Documents specifying that provisions thereof may only be waived in writing may not be binding or enforceable to the extent that a non-executory oral agreement has been created modifying any provision in the Loan Documents or an implied agreement by trade practice or course of conduct has been created allowing a waiver;

8.               the qualification as to the validity, binding effect or enforceability of provisions in the Loan Documents specifying certain remedies or that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, and/or that the election of a particular remedy does not preclude recourse to one or more others; and

9.               the effect of rules of law that:  (a) limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness; (b) provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected; (c) limit the availability of a remedy under certain circumstances where another remedy has been elected; (d) provide a time limitation after which a remedy may not be enforced; (e) limit the right of a creditor to use force or cause a breach of the peace in enforcing rights; (f) relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale; (g) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct, unlawful conduct, violation of public policy or litigation against another party determined adversely to such party; (h) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (i) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; and (j) may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (x) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (y) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.

None of the opinions in this opinion letter covers or otherwise addresses any of the following types of provisions which may be contained in the Loan Documents:

1.               choice-of-law provisions;

2.               waivers of (a) legal or equitable defenses, (b) rights to damages, (c) rights to counter claim or set off,  (d) statutes of limitations, (e) rights to notice, (f) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver, (g) broadly or vaguely stated rights, and (h) other benefits to the extent they cannot be waived under applicable law;

3.               provisions providing for forfeitures or the recovery of amounts deemed to constitute penalties, or for liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges, interest upon interest, and increased interest rates upon default;

4.               time-is-of-the-essence clauses and other provisions that provide a time limitation after which a remedy may not be enforced;

5.               agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction and subject matter jurisdiction);

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provisions restricting access to courts; waiver of the right to jury trial; waiver of service of process requirements which would otherwise be applicable; and provisions otherwise purporting to affect the jurisdiction and venue of courts;

6.               provisions purporting to limit rights of third parties who have not consented thereto or purporting to grant rights to third parties;

7.               provisions or agreements regarding proxies, shareholders agreements, shareholder voting rights, voting trusts, and the like;

8.               confidentiality and non-competition agreements;

9.               provisions requiring the Borrower to perform its obligations under, or to cause any other Person to perform its obligations under, or stating that any action will be taken as provided in or in accordance with, any agreement or other document that is not a Loan Document;

10.         provisions purporting to prohibit, restrict or condition the assignment of rights under any Loan Document to the extent such prohibition, restriction or condition is governed by the Uniform Commercial Code;

11.         provisions purporting to amend or modify an agreement without strictly complying with applicable provisions of such agreement; and

12.         provisions, if any, which are contrary to the public policy of any jurisdiction.

*     *     *     *

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ANNEX B

Our opinions in this opinion letter do not cover or otherwise address any of the following laws, regulations or other governmental requirements or legal issues:

1.     Federal securities laws and regulations (other than with respect to the Investment Company Act of 1940, as amended, for purposes of our opinion paragraph numbered 4 above);

2.     state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

3.     Federal Reserve Board margin regulations;

4.     pension and employee benefit laws and regulations (e.g., ERISA);

5.     Federal and state laws and regulations concerning filing and notice requirements;

6.     compliance with fiduciary duty requirements;

7.     the statutes and ordinances, the administrative decisions and the rules and regulations and judicial decisions of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the Federal, state, regional or local level) and judicial decisions;

8.     any laws, rules, regulations or administrative decisions that might be implicated by reason of the banking or public utilities business or other specifically regulated activities of the Borrower or any other entity, including but not limited to the statutes and regulations, the administrative decisions and the rules and regulations of state or federal public utilities commissions, state or federal public service commissions, any similar state or federal agency with jurisdiction over the provision of gas, electricity, water, common carrier or telecommunications services by the Borrower or any similar federal agency (including, without limitation, the Federal Energy Regulatory Commission) or any state or federal agency with jurisdiction over the provision of banking or insurance services;

9.     fraudulent transfer and fraudulent conveyance laws;

10.   Federal and state antitrust and unfair competition laws and regulations;  environmental laws and regulations; land use and subdivision laws and regulations; tax laws and regulations; racketeering laws and regulations (e.g., RICO); health and safety laws and regulations (e.g., OSHA); labor laws and regulations;

11.   Federal patent, trademark and copyright, state trademark, and other Federal and state intellectual property laws and regulations;

12.   Federal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws;

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13.   other Federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes);

14.   any laws, regulations, directives and executive orders that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic Powers Act); and

15.   the effect of any law, regulation or order which hereafter becomes effective.

*     *    *     *

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ANNEX C

HECO SUPPORT CERTIFICATE

May 7, 2010

The undersigned, on behalf of Hawaiian Electric Company, Inc., a Hawaii corporation (the “Borrower”), hereby certifies to Jenner & Block LLP, as of the date hereof, that:

1.             Introduction.  Jenner & Block LLP has acted as counsel to the Borrower in connection with the Credit Agreement dated as of May 7, 2010 (the “Credit Agreement”), among the Borrower, the lenders party thereto, the agents party thereto, and JPMorgan Chase Bank, N.A., a national banking association, as administrative agent (the “Administrative Agent”).  Section 5.01(c)(i) of the Credit Agreement provides that as a condition precedent to the Credit Agreement being effective, Jenner & Block LLP will deliver an opinion letter to the Agent.  The term “Jenner Opinion” whenever it is used in this certificate means the opinion letter which Jenner & Block LLP will actually deliver at the closing in response to such condition precedent.  Each term which is defined or given a special meaning in the Jenner Opinion has the same meaning whenever it is used in this certificate.

2.             Purpose.  The Borrower has provided this certificate in order to provide Jenner & Block LLP with factual information needed by Jenner & Block LLP in order to issue the Jenner Opinion.  The Borrower has made inquires and investigations reasonably calculated to assure that the information provided in this certificate is accurate and complete, including (i) inquiries of appropriate personnel responsible for legal matters, financial matters and compliance with governmental requirements and (ii) identification and review of relevant documents.  The Borrower understands that Jenner & Block LLP will not check, audit or otherwise attempt to verify the information in this certificate.  The Borrower intends and agrees that Jenner & Block LLP may rely upon this certificate and all information provided in this certificate.

3.             Secretary’s Certificate.  The information set forth in the certificate of the Secretary of the Borrower, dated as of the date hereof (the “Secretary’s Certificate”) (attached hereto), as to certain actions taken by the Board of Directors of the Borrower on December 14, 2009, as to the titles, incumbency, and specimen signatures of certain officers of the Borrower and other documentation attached thereto (as further described below), is and has been accurate and complete at all times since prior to the adoption of the resolutions authorizing the transactions specified in the Loan Documents.

4.             Charter.  The copy of the Borrower’s articles of incorporation (herein called the Borrower’s “Charter”), in the version certified by the responsible Hawaii governmental office (and attached to the applicable Secretary’s Certificate) is accurate and complete and represents the terms of the Borrower’s Charter as constituted at all times since the date of the latest amendment thereto indicated in that certificate.

5.             Bylaws.  The copy of the Borrower’s bylaws (herein called the Borrower’s “Bylaws”) (attached to the Secretary’s Certificate), is accurate and complete and represents the terms of the Borrower’s Bylaws as constituted at all times since prior to the adoption of the initial resolution authorizing the transactions specified in the Loan Documents.

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6.             Good Standing.  It is the Borrower’s practice to make on a timely basis all filings and tax payments it is required to make under the statute under which it is organized.  The Borrower has not received any notice from any Governmental Authority that any such filing or tax payment which it has not made is delinquent or due or that it is not in good standing in its state of formation.  The Borrower has no reason to believe that it is not in existence or good standing in its state of formation.

7.             Authorizing Resolutions.

(a)           The resolutions adopted by the Board of Directors of the Borrower, and attached to the Secretary’s Certificate, are a complete and accurate copy of resolutions.  The Board of Directors of the Borrower voted in favor of the resolution.  Each such resolution has not been amended or rescinded and remains in full force and effect on the date hereof.

(b)           No resolution has been previously adopted by the Board of Directors of the Borrower, any Committee of any such Board or the equity holders of the Borrower restricting the Borrower’s ability to execute, deliver or perform its obligations under the Loan Documents to which it is a party or impose any higher vote requirement than indicated by its Charter or Bylaws.

8.             Authorized Officers.  Each individual who has executed the Loan Documents or other documents delivered at closing on behalf of the Borrower was validly appointed to the officership position or other position with the Borrower indicated in connection with such execution and held that office at the time of such person’s execution and delivery of the Loan Documents and/or other documents.

9.             No Required Governmental Approvals.  The Borrower does not engage in any banking, insurance, common carrier, broadcasting or gas or electric utility or other regulated activities to a degree which requires it to obtain approval from any governmental authority, other than approvals which have been properly obtained, as a condition to executing or delivering the Loan Documents to which it is a party or to performing any of its obligations under the Loan Documents to which it is a party, and other than the approval of the PUC contemplated by Section 2.05(a) of the Credit Agreement and, as contemplated by the Credit Agreement, the Borrower has neither sought nor received such approval as of the date of this Certificate.  Subject to the foregoing, the Borrower is not aware of any filing required to be made or any governmental permit or authorization required to be obtained in connection with the delivery or execution of the Loan Documents to which it is a party or the performance of its obligations under the Loan Documents to which it is a party which has not been made or obtained on or prior to the date hereof.

10.           Intentions Regarding Creditors.  The Borrower does not have any intent (actual or otherwise) in connection with the transactions contemplated by the Loan Documents or otherwise to hinder, delay or defraud any present or future creditor.  In addition, the Borrower (a) is not “insolvent” (within the meaning of Section 101(32) of the Bankruptcy Code of 1978, as amended, or within the meaning of generally accepted accounting principles) nor will it be rendered “insolvent” as a result of such transactions, (b) is not engaged nor will it be engaged, nor does it expect to engage in the reasonably foreseeable future in any business or transaction with unreasonably small capital, or (c) does not intend to incur, nor does it expect or believe that it will incur, debts that would be beyond its ability to pay as such debts mature.

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11.           Court Orders.  There are no Court Orders binding on the Borrower which contain any provisions which might be breached or otherwise violated by the Borrower’s execution or delivery of the Loan Documents to which it is a party or by the Borrower’s performance of any of its agreements in the Loan Documents to which it is a party or which may require the Borrower to obtain any consent in connection with such execution, delivery or performance.  For purposes of this certificate, the term “Court Order” means any order, writ, injunction, judgment, determination, award or decree of any court or governmental instrumentality that names the Borrower and is directed to it or its property.

12.           No Default.  There is no event or circumstance which might constitute a default in the payment of (or in the performance of any obligation applicable to) any indebtedness or material contract or a default under any law or governmental regulation or court decree or order, in any case which default could have a material adverse effect on the business, property, assets or financial condition of the Borrower or which might impair the ability of the Borrower to perform any of its obligations under the Loan Documents to which it is a party or related document or instrument, or the ability of the Borrower to perform any of its obligations to any material third party.

13.           No Omissions.  The Borrower does not know of any other fact or development which indicates that any advice given in the Jenner Opinion is inaccurate or misleading.

14.           Investment Company Act of 1940.  The Borrower (a) is not and does not hold itself out as being engaged primarily, nor does it propose to engage primarily, in the business of investing, reinvesting or trading in securities, (b) has not and is not engaged in, and does not propose to engage in, the business of issuing face-amount certificates of the installment type and has no such certificate outstanding and (c) does not own or propose to acquire investment securities having a value exceeding 40% of the value of the total assets of the Borrower (exclusive of government securities and cash items) on  an unconsolidated basis.  For the purposes of this paragraph 14, the following terms shall have the following meanings:

“control” means the power to exercise a controlling influence over the management or policies of a company (as such term is hereinafter defined), unless such power is solely the result of an official position with such company.  Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities (as such term is hereinafter defined) of a company shall be presumed to control such company.  Any person who does not so own more than 25 per centum of the voting securities of any company shall be presumed not to control such company.  Any such presumption may be rebutted by evidence, but except as otherwise provided in the Investment Company Act of 1940, shall continue until a determination to the contrary made by the Securities and Exchange Commission by order either on its own motion or on application by an interested person.

“employees’ securities company” means any investment company or similar issuer all of the outstanding securities of which (other than short-term paper) are beneficially owned (A) by the employees or persons on retainer of a single employer or of two or more employers each of which is an affiliated company of the other, (B) by former employees of such employer or employers, (C) by members of the immediate family of such employees, persons on retainer or former employees, (D) by any two or more of the foregoing classes of persons, or (E) by such employer or employers together with any one or more of the foregoing classes of persons.

“face-amount certificate of the installment type” means any certificate, investment contract, or other security that represents an obligation on the part of its issuer to pay a stated or determinable sum or sums at a fixed or determinable date or dates more than twenty-four months after the date

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of issuance, in consideration of the payment of periodic installments of a stated or determinable amount.

“government security” means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

“investment securities” includes all securities except (A) government securities, (B) securities issued by employees’ securities companies, and (C) securities issued by majority-owned subsidiaries (as such term is hereinafter defined) of the owner which (i) are not engaged and do not propose to be engaged in any of the activities contemplated by the first sentence of paragraph 14 of this Support Certificate, and (ii) are not relying on the exception from the definition of investment company in paragraph (1) or (7) of subsection (c) of the Investment Company Act of 1940.

“majority-owned subsidiary” of a person means a company 50% or more of the outstanding voting securities of which are owned by such person, or by a company which, within the meaning of this paragraph, is a majority-owned subsidiary of such person.

“person” means any natural person or a company.  “Company” means a corporation, partnership, association, joint-stock company, trust, fund, or any organized group of persons whether incorporated or not; or any receiver, trustee in a case under Title 11 of the United States Code or similar official or any liquidating agent for any of the foregoing, in his capacity as such.

“security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“value” means (i) with respect to securities owned at the end of the last preceding fiscal quarter for which market quotations are readily available, the market value at the end of such quarter; (ii) with respect to other securities and assets owned at the end of the last preceding fiscal quarter, fair value at the end of such quarter, as determined in good faith by the board of directors; and (iii) with respect to securities and other assets acquired after the end of the last preceding fiscal quarter, the cost thereof.  Notwithstanding the fact that market quotations for securities issued by controlled (see definition of control above) companies are available, the board of directors may in good faith determine the value of such securities:  Provided, that the value so determined is not in excess of the higher of market value or asset value of such securities in the case of a majority-owned subsidiaries, and is not in excess of market value in the case of other controlled companies.

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“voting security” means any security presently entitling the owner or holder thereof to vote for the election of directors of a company (or their equivalent, e.g., general partner of a limited partnership or manager of a limited liability company).

B-1-14

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

HAWAIIAN ELECTRIC COMPANY, INC.

By:
Name:
Title:

B-1-15

EXHIBIT B-2

FORM OF OPINION LETTER OF SUSAN A. LI, ESQ., VICE PRESIDENT-GENERAL

COUNSEL OF THE BORROWER

May 7, 2010
JPMorgan Chase Bank, N.A., as Administrative Agent,
and the Lenders referred to in the
Credit Agreement (as defined below)
10 South Dearborn Street
Chicago, IL 60603

Re:  Hawaiian Electric Company, Inc.

Ladies and Gentlemen:

I am the Vice President-General Counsel of Hawaiian Electric Company, Inc., a Hawaii corporation (the “Borrower”), and, as such, I have acted as in-house counsel to the Borrower in connection with the Credit Agreement dated as of May 7, 2010 (the “Credit Agreement”), among the Borrower, the lenders party thereto (collectively, the “Lenders” and each, a “Lender”), the agents party thereto, and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the respective meanings given such terms in the Credit Agreement. This opinion is rendered to you pursuant to Section 5.01(c)(ii) of the Credit Agreement.

In connection with this opinion, I have examined originals or copies of the following documents:

(i)  the Credit Agreement;

(ii)  the Notes;

(iii)  the Amended Articles of Incorporation, as amended (the “Borrower’s Charter”) of the Borrower, as filed with the Director of Commerce and Consumer Affairs for the State of Hawaii;

(iv)  the By-Laws of the Borrower (the “Borrower’s By-Laws”; and, together with the Borrower’s Charter, the “Governing Documents”);

(v)  the Certificate of the Secretary of the Borrower, as of the date hereof (the “Secretary’s Certificate”), as to certain actions taken by the Board of Directors of the Borrower on December 14, 2009, as to the titles, incumbency, and specimen signatures of certain officers of the Borrower; and

(vi) a Certificate of Good Standing issued by the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii.

The documents specified in subparagraphs (i) and (ii) above are referred to herein, collectively, as the “Loan Documents”.  In rendering this opinion, I have obtained such certificates and other information from public and government officials and from officers and employees of the Borrower, and have also examined such documents and corporate and other records as I have considered necessary or appropriate for the purposes of this opinion.

B-2-1

Based on the foregoing and subject to the other qualifications, assumptions and limitations stated herein and as limited thereby, and after examination of such matters of law as I have deemed relevant, I am of the opinion that:

1.             The Borrower has been duly incorporated under the laws of the Kingdom of Hawaii and is validly existing as a corporation in good standing under the laws of the State of Hawaii. To my knowledge, the Borrower does not itself conduct any business or own or lease any property in any jurisdiction outside the State of Hawaii that would require it to qualify to do business as a foreign corporation and where the failure to be so qualified would reasonably be expected to result in a material adverse effect on the consolidated financial position of the Borrower.

2.             The Borrower has the corporate power and authority to carry on its business as now conducted.

3.             The execution and delivery by the Borrower of the Loan Documents, and the performance by the Borrower of its obligations under the Loan Documents, are within the Borrower’s corporate powers and have been duly authorized by all requisite corporate action on the part of the Borrower. The Borrower has duly executed and delivered each of the Loan Documents.

4.             Each of the Loan Documents constitutes a valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights, by general equitable principles (regardless of whether considered in a proceeding in equity or at law), and by an implied covenant of reasonableness, good faith and fair dealing.

5.             The execution and delivery by the Borrower of each of the Loan Documents and the consummation of the transactions contemplated thereby and compliance by the Borrower with the provisions thereof (i) will not conflict with or result in a breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of the Borrower’s Governing Documents or any indenture or other material agreement or other material instrument binding upon the Borrower, except for such conflict, breach or default as to which requisite waivers or consents have been obtained, (ii) will not violate any law, statute, rule or regulation, or any judgment, order, writ, injunction or decree of any court or other tribunal, applicable to the Borrower or any of its properties or assets which in my experience, without having made any special investigations as to the applicability of any specific law, rule or regulation, are normally applicable to transactions of the type contemplated by the Loan Documents, and (iii) will not result in the creation or imposition of any Lien on any asset of the Borrower. No consent or approval by, or any notification of or filing with, any court, public body or authority is required to be obtained or effected by the Borrower in connection with the execution, delivery and performance by the Borrower of its obligations under each of the Loan Documents or the consummation by the Borrower of the transactions contemplated thereby, except for the requisite approval of the Public Utilities Commission of the State of Hawaii referred to in Section 2.05 of the Credit Agreement in order to extend the term of the Credit Agreement to more than 364 days.

6.             To my knowledge, there is no action, suit or proceeding pending against, the Borrower or any of its assets before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have a material adverse effect on the

B-2-2

consolidated financial position of the Borrower, except for any actions, suits or proceedings referred to in the Current SEC Reports, or which in any manner draws into question the validity of the Loan Documents.

7.             The Borrower is not an “investment company” nor is it controlled by an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

The foregoing opinions are subject to the following qualifications:

(a)           I am a member of the Bar of the State of Hawaii and I do not hold myself out as an expert on the laws of any jurisdiction other than the State of Hawaii and the federal laws of the United States. This opinion is limited in all respects to matters governed by the laws of the State of Hawaii and the federal laws of the United States of America. I express no opinion concerning compliance with the laws or regulations of any other jurisdiction or jurisdictions, or as to the validity, meaning or effect of any act or document under the laws of any other jurisdiction or jurisdictions. My opinion with regard to the validity, binding nature and enforceability of each of the Loan Documents is based upon the assumptions that the laws of the State of New York govern the Loan Documents and that the laws of the State of Hawaii are the same in all relevant respects as the laws of the State of New York, and I give no opinion with respect to the enforceability of the Loan Documents to the extent that the laws of the State of New York differ from the laws of the State of Hawaii.

(b)           I have relied as to matters of fact upon representations and warranties of the Borrower in the Loan Documents and upon certificates and representations of officers and employees of the Borrower and upon certificates of public and government officials as to matters set forth therein. My opinion in paragraph 1 as to the good standing of the Borrower is based solely on the Certificate of Good Standing of the Borrower attached to the Secretary’s Certificate.

(c)           I have assumed the genuineness of all signatures (other than the signatures of the officers of the Borrower), the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies (and the authenticity of the originals of such documents), the accuracy and completeness of all corporate records (which includes stock ownership records) made available to me by Borrower and the capacity of each party executing a document (other than Borrower) to so execute such document.

(d)           My opinion is subject to the qualification that enforcement of any waiver and release or limitation of liability provisions in any of the Loan Documents may be limited to the extent such provisions are contrary to public policy or principles of equity under Hawaii jurisprudence, but such policy and equitable limitations do not, in my opinion, render the Loan Documents invalid as a whole or preclude the judicial enforcement of the obligation of the Borrower to repay the principal, together with interest thereon (to the extent not deemed a penalty) as provided in the Loan Documents.

(e)           The remedies of specific performance, injunction and other forms of equitable relief may not be available as to the provisions contained in any of the Loan Documents to the extent they are subject to equitable defenses and the discretion of the court before which the proceedings therefor may be brought.

(f)            I express no opinion as to the validity, binding effect or enforceability of any provision of any of the Loan Documents (i) which requires further agreement by the parties or expressly or impliedly permits any party to take discretionary action which is arbitrary, unreasonable or capricious, or would violate any implied covenant of good faith or would be commercially unreasonable, whether or not such action is permitted according to the specific terms of any of the Loan Documents, or (ii) regarding remedies available to any party for violations or breaches which

B-2-3

are determined by a court to be nonmaterial or without substantial adverse effect upon the ability of the obligor to perform its material obligations thereunder.

(g)           My opinion is subject to the qualification that any requirement in any of the Loan Documents specifying that provisions thereof may only be waived in writing may not be binding or enforceable to the extent that a non-executory oral agreement has been created modifying any provision in the Loan Documents or an implied agreement by trade practice or course of conduct has been created allowing a waiver.

(h)           I express no opinion as to the validity, binding effect or enforceability of provisions specifying certain remedies or that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, and/or that the election of a particular remedy does not preclude recourse to one or more others.

(i)            My opinion is subject to (i) limitations on the legality, validity, binding effect or enforceability of provisions which a court may find unconscionable, and (ii) limitations on the legality, validity, binding effect or enforceability of agreements to indemnify, defend or hold harmless when the event giving rise to the obligations thereunder are caused, in whole or in part, by the actions, omissions, or negligence of the indemnitee thereunder or when the enforcement of any such agreements is against public policy.

(j)            Whenever an opinion expressed herein is qualified by the phrase “to my knowledge,” “known to me,” or “nothing has come to my attention” or other phrase of similar import, such phrase is intended to mean the actual knowledge of information by the lawyers in my law department who have been principally involved in drafting the Loan Documents, but does not include other information that might be revealed if there were to be undertaken a canvass of all lawyers in the Borrower’s law department, a general search of all files or any other type of independent investigation.

This opinion is based on the laws and regulations as in effect on the date hereof and facts as I understand them as of the date hereof. I am not assuming any obligation, and do not undertake, to revise, update or supplement this opinion after the date hereof notwithstanding any change in applicable law or regulation or interpretation thereof, any amendment, supplement, modification or rescission of any document examined or relied on in connection herewith, or any change in the facts, after the date hereof.

You may rely upon this opinion only for the purpose served by the provision in the Credit Agreement cited in the initial paragraph of this opinion letter in response to which it has been delivered.  Without my written consent: (i) no Person other than you (and your permitted assignees under the Credit Agreement) may rely on this opinion letter for any purpose; (ii) this opinion letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this opinion letter may not be cited or quoted in any other document or communication which might encourage reliance upon this opinion letter by any Person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this opinion letter may not be furnished to anyone for purposes of encouraging such reliance.

Very truly yours,

B-2-4

EXHIBIT C

FORM OF NOTE

$                      New York, New York

May 7, 2010

For value received, the undersigned, HAWAIIAN ELECTRIC COMPANY, INC., a Hawaii corporation (the “Borrower”), hereby promises to pay to the order of [NAME OF LENDER] (the “Lender”), at the office of the Administrative Agent (hereinafter defined) located at 10 South Dearborn Street, Chicago, Illinois 60603 or at such other place as the Administrative Agent may designate in writing from time to time, the principal sum of                          DOLLARS ($                  ) or, if less, the outstanding principal balance of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement (hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the date(s) and in the manner provided in the Credit Agreement. The Borrower also promises to pay interest on the unpaid principal balance hereof for the period such balance is outstanding, and all other amounts due under this Note, at said office of the Administrative Agent, in like money, at the rates of interest as provided in the Credit Agreement, on the date(s) and in the manner provided in the Credit Agreement.

The date and amount of each type of Revolving Loan made by the Lender to the Borrower under the Credit Agreement, and each payment of principal thereof, shall be recorded by the Lender on its books and endorsed by the Lender on Schedule I attached hereto or any continuation thereof; and in the absence of clearly demonstrated error, such schedule shall constitute prima facie evidence thereof.  No failure on the part of the Lender to make, or mistake by the Lender in making, any notation as provided in this paragraph shall in any way affect any Revolving Loan or the rights or obligations of the Lender or the Borrower with respect thereto.

This Note evidences the Revolving Loan(s) made by the Lender and referred to in the Credit Agreement dated as of May 7, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Issuing Bank and Administrative Agent (the “Administrative Agent”) and is subject to and shall be construed in accordance with the provisions of the Credit Agreement and is entitled to the benefits and security set forth in the Loan Documents. All capitalized terms not defined herein shall have the meanings given to them in the Credit Agreement.

The Borrower shall be entitled to borrow, repay, prepay in whole or in part and reborrow the Revolving Loan(s) hereunder pursuant to the terms and conditions of the Credit Agreement.

The Borrower promises to pay, on demand, interest at the default rate pursuant to Section 3.01(c) of the Credit Agreement, from the expiration of any applicable grace period, on any overdue principal and, to the extent permitted by applicable law, overdue interest.  The Credit Agreement also provides for the acceleration of the maturity of principal upon the occurrence of certain Events of Default and for prepayments on the terms and conditions specified in the Credit Agreement.

The Borrower waives diligence, presentment, demand, notice of dishonor, protest and any other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except to the extent that notice is specifically required under the Credit Agreement.  The nonexercise by the holder of this Note of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York without regard to principles of conflict of laws.

THE BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO, UNDER OR IN CONNECTION WITH THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY CREDIT PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH CREDIT PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

[signature page follows]

IN WITNESS WHEREOF, the Borrower has duly executed this Note the day and year first above written.

HAWAIIAN ELECTRIC COMPANY, INC.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Note]

SCHEDULE I TO NOTE

DATE	AMOUNT OF REVOLVING LOAN	TYPE OF REVOLVING LOAN (EURODOLLAR OR ALTERNATE BASE RATE)	INTEREST RATE	INTEREST PERIOD	AMOUNT PAID	NOTATION MADE BY

C-1

EXHIBIT D

FORM OF BORROWING REQUEST

                      , 20

VIA HAND DELIVERY, FACSIMILE OR ELECTRONIC DELIVERY

JPMorgan Chase Bank, N.A., as Administrative Agent
10 South Dearborn, Floor 7th
IL1-0010
Chicago, IL 60603-2003
Attention:  Hiral Patel
Facsimile No.:  312-385-7096

Copy to:

JPMorgan Chase Bank, N.A.
1999 Avenue Of The Stars, Floor 27
CA2-1274
Los Angeles, CA 90067-6022
Attention:  Jeff Bailard
Facsimile No.:  310-860-7110

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of May 7, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hawaiian Electric Company, Inc., a Hawaii corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as issuing bank and administrative agent (the “Administrative Agent”).  Capitalized terms used herein which are not defined herein are used as defined in the Credit Agreement.

(i)  Pursuant to Section 2.03 of the Credit Agreement, the Borrower hereby gives notice of its intention to borrow Revolving Loans in an aggregate principal amount of $             on           , 20       (a Business Day), which Borrowing shall consist of the following Borrowings:

Type of Borrowing (Eurodollar or ABR Borrowing)	Amount	Initial Interest Period for Eurodollar Borrowing
$2-weeks / month[s]

(ii)  The location and account to which funds are to be disbursed is the following:

Hawaiian Electric Company, Inc.
Account #

(iii)  The Borrower hereby certifies that on the date hereof and on the Borrowing Date set forth above, and immediately after giving effect to the Borrowings requested hereby, no Default has or shall have occurred and be continuing.

(iv)  The Borrower hereby certifies as follows, that on the date hereof and on the Borrowing Date set forth above:  the representations and warranties contained in the Credit Agreement (other than the representations and warranties in Sections 4.04(b) and 4.06 of the Credit Agreement) are true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date).

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Borrower has duly executed this Borrowing Request as of the date and year first written above.

Very truly yours,
HAWAIIAN ELECTRIC COMPANY, INC.

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT E

FORM OF LETTER OF CREDIT REQUEST

                      , 20

VIA HAND DELIVERY, FACSIMILE OR ELECTRONIC DELIVERY

JPMorgan Chase Bank, N.A., as Issuing Bank
Global Trade Services
300 South Riverside Plaza
Chicago, IL 60606-0236
Attention:  Standby LC Unit
Email: GTS.Client.Services@JPMChase.com

Facsimile No.:  312-233-2266

JPMorgan Chase Bank, N.A., as Administrative Agent
10 South Dearborn, Floor 7th

IL1-0010
Chicago, IL 60603-2003
Attention:  Hiral Patel
Facsimile No.:  312-385-7096

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of May 7, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Hawaiian Electric Company, Inc., a Hawaii corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as issuing bank and administrative agent (the “Administrative Agent”).  Capitalized terms used herein which are not defined herein are used as defined in the Credit Agreement.

1.  Pursuant to Section 2.09 of the Credit Agreement, the Borrower hereby requests that the Issuing Bank issue the Letter of Credit on           , 20       (the “Issuance Date”), in accordance with the information annexed hereto (attached additional sheets if necessary).

2.  The Borrower hereby certifies that on the date hereof and on the Issuance Date set forth above, and immediately after giving effect to the issuance of the Letter(s) of Credit requested hereby no Default has or shall have occurred and be continuing.

3.  The Borrower hereby certifies as follows, that on the date hereof and on the Issuance Date set forth above:  the representations and warranties contained in the Credit Agreement (other than the representations and warranties in Sections 4.04(b) and 4.06 of the Credit Agreement) are true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date).

[remainder of page intentionally left blank]

E-1

IN WITNESS WHEREOF, the Borrower has duly executed this Letter of Credit Request as of the date and year first written above.

Very truly yours,
HAWAIIAN ELECTRIC COMPANY, INC.

By:
Name:
Title:

By:
Name:
Title:

E-2

LETTER OF CREDIT INFORMATION

1.	Name of Beneficiary:

2.	Address of Beneficiary to which Letter of Credit will be sent:

3.	Obligations in respect of which the Letter of Credit is to be issued:

4.	Conditions under which a drawing may be made (specify any documentation required to be delivered with any drawing request):

5.	Maximum amount to be available under such Letter of Credit: $ .

6.	Requested date of issuance: , 20 .

7.	Requested date of expiration: , 20 .

EXHIBIT F

FORM OF INCREASE REQUEST

INCREASE REQUEST, dated and effective as of               , 20      , to the Credit Agreement, dated as of May 7, 2010, by and among Hawaiian Electric Company, Inc., a Hawaii corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein that are defined in the Credit Agreement shall have the meanings therein defined.

1.  [Pursuant to Section 2.05(d) of the Credit Agreement, the Borrower hereby proposes to increase (the “Revolving Increase”) the Aggregate Revolving Commitment from $            to $            .

2.  Each of the following Lenders has been invited by the Borrower, and is ready, willing and able to increase its Revolving Commitment as follows:

Name of Lender	Commitment Amount (after giving effect to the Revolving Increase)
$

3.  Each of the following proposed financial institutions (each, a “Proposed Institution, and collectively, “Proposed Institutions”) has been invited by the Borrower, and is ready, willing and able to become a “Lender” and assume a Revolving Commitment under the Credit Agreement as follows:

Name of Proposed Institution	Commitment Amount
$

4.  The proposed effective date for the Revolving Increase is           , 20      .]

5.  The Borrower hereby represents and warrants to the Administrative Agent, each undersigned Lender and each such Proposed Institution that immediately before and after giving effect to the Increase no Default shall or would exist and be continuing and immediately after giving effect thereto, the Aggregate Revolving Commitments shall not have been increased pursuant to Section 2.05(d) to an amount which is greater than the sum of (x) $250,000,000 plus (y) the amount of the Revolving Commitment of each Lender that becomes a Defaulting Lender..

6.  Pursuant to Section 2.05(d) of the Credit Agreement, by execution and delivery of this Increase Request, together with the satisfaction of all of the other requirements set forth in Section 2.05, each undersigned Lender and Proposed Institution shall have, on and as of the effective date of the Revolving Increase, a Revolving Commitment equal to the amount set forth above next to its name and in the event it is a Proposed Institution, shall be, and shall be deemed to be, a “Lender” under, and as such term is defined in, the Credit Agreement.

F-1

IN WITNESS WHEREOF, the parties hereto have caused this Increase Request to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HAWAIIAN ELECTRIC COMPANY, INC.

By:
Name:
Title:

By:
Name:
Title:

,
as Lender

By:
Name:
Title:

[Proposed Institution]

By:
Name:
Title:

Agreed and Consented to:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Issuing Bank

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF INTEREST ELECTION REQUEST

                      , 20

VIA HAND DELIVERY, FACSIMILE OR ELECTRONIC DELIVERY

JPMorgan Chase Bank, N.A., as Administrative Agent
10 South Dearborn, Floor 7th

IL1-0010
Chicago, IL 60603-2003

Attention:  Hiral Patel

Facsimile No.:  312-385-7096

with a copy to:

JPMorgan Chase Bank, N.A.

1999 Avenue Of The Stars, Floor 27

CA2-1274
Los Angeles, CA 90067-6022

Attention:  Jeff Bailard

Facsimile No.:  310-860-7110

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of May 7, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Hawaiian Electric Company, Inc., a Hawaii corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Issuing Bank and Administrative Agent (the “Administrative Agent”).  Capitalized terms used herein which are not defined herein are used as defined in the Credit Agreement.

Pursuant to Section 3.02 of the Credit Agreement, the Borrower hereby gives notice of its request to convert and/or continue Borrowings as set forth below:

(a)  [effective on           , 20      , to continue $                   in principal amount of presently outstanding Eurodollar Borrowings having an Interest Period that expires on           , 20       to new Eurodollar Borrowings that have an Interest Period of 2 weeks/              month[s];]

(b)  [effective on           , 20      , to convert $                   in principal amount of presently outstanding Eurodollar Borrowings having an Interest Period that expires on           , 20      , to new ABR Borrowings;]

(c)  [effective on           , 20      , to convert $                     in principal amount of presently outstanding ABR Borrowings to new Eurodollar Borrowings having an Interest Period of 2 weeks/            month[s].]

[remainder of page intentionally left blank]

G-1

IN WITNESS WHEREOF, the Borrower has duly executed this Interest Election Request as of the date and year first written above.

HAWAIIAN ELECTRIC COMPANY, INC.

By:
Name:
Title:

By:
Name:
Title:

[Signature page to Notice of Conversion]

G-2